Exhibit 4.8

EXECUTION VERSION

ASSET PURCHASE AND SALE AGREEMENT

dated as of April 11, 2005

between

DICTAPHONE CORPORATION

and

NICE SYSTEMS INC.

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS

ARTICLE 2	PURCHASE AND SALE OF THE BUSINESS

2.1	Transfer of Assets

2.2	Excluded Assets

2.3	Assumed Liabilities

2.4	Retained Liabilities

2.5	Consideration

2.6	Closing

2.7	Escrow

2.8	Taxes

2.10	Completion of Transfers

2.11	Subsidiary Asset Purchase Agreements

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF DICTAPHONE

3.1	Existence and Power; Consents

3.2	Valid and Enforceable Agreement; Authorization

3.3	Ownership

3.4	Financial Statements; Other Financial Information

3.5	Absence of Certain Developments

3.6	Taxes

3.7	Insurance

3.8	Litigation

3.9	Product Liability Claims

3.10	Inventory and Accounts Receivable

3.11	Condition of Personal Property

3.12	Property; Title

3.13	Contracts

3.14	Licenses and Permits

3.15	Undisclosed Liabilities

3.16	Compliance with Laws

3.17	Environmental Matters

3.18	Intellectual Property

3.19	Employee Matters

3.20	Employee Benefits

3.21	No Guarantees

3.22	Certain Business Relationships with the Business

3.23	Disclosure

3.24	Customers and Suppliers

3.25	Product Backlog

3.26	Absence of Certain Business Practices

3.27	Brokers, Finders

3.28	No Other Representations or Warranties

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF THE BUYER

4.1	Existence and Power

4.2	Valid and Enforceable Agreement; Authorization

4.3	Brokers, Finders

4.4	Litigation

4.5	Funds

4.6	No Other Representations or Warranties

ARTICLE 5	EMPLOYEES

5.1	Access to Employees; Offers of Employment to U.S. Employees

5.2	Post-Closing Employment and Employee Benefits

5.3	U.S. Employees Vacation Pay

5.4	Transfer of U.S. Employee Withholding

5.5	Transfer of U.S. Unemployment Insurance Rate and Base

5.6	Non-U.S. Employees

5.7	Non-Solicitation

ARTICLE 6	ADDITIONAL COVENANTS OF THE PARTIES

6.1	Conduct of Business Until Closing

6.2	Books and Records

6.3	Confidentiality

6.4	Filings; Further Assurances and Cooperation

6.5	Covenant Not to Compete

6.6	Notice of Developments

6.7	Delivery of Audited Financial Statements, Closing Date Balance Sheet and Interim 2005 Financial Statements

6.8	Commencement of Transition Planning and Services; Execution and Delivery of Transition Services Agreement

6.9	Renegotiation of Certain Contracts; Assignment of Certain Rights

6.10	Certain Patents

6.11	Omitted IP

6.12	Accounts Receivable Collections Assistance

6.13	Accounts Payable and Accrued Expenses

6.14I	Insurance Coverage

6.15	Bulk Sales Laws

ARTICLE 7	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

7.1	Accuracy of Representations and Warranties and Performance of Obligations

7.2	Consents and Approvals

7.3	No Contrary Judgment

7.4	No Material Adverse Effect

7.5	Minimum Number of Offers Accepted

7.6	Deliveries

ARTICLE 8	CONDITIONS PRECEDENT TO OBLIGATIONS OF DICTAPHONE

8.1	Accuracy of Representations and Warranties and Performance of Obligations

8.2	Consents and Approvals

8.3	No Contrary Judgment

8.4	Deliveries

ARTICLE 9	INDEMNIFICATION

9.1	Indemnification by Dictaphone

9.2	Indemnification by the Buyer

9.3	Notice and Payment of Losses

9.4	Defense of Third-Party Claims

9.5	Survival of Representations and Warranties

9.6	Limitation on Indemnification

9.7	Characterization of Indemnity Payments

9.8	Exclusive Remedy

9.9	Other Limitations

9.10	No Duplicative Adjustments

9.11	Annex 5.6(a) Representations and Warranties

ARTICLE 10	TERMINATION; SURVIVAL OF AGREEMENT

10.1	Termination

10.2	Survival of Agreement

ARTICLE 11	MISCELLANEOUS PROVISIONS

11.1	Expenses

11.2	Notice

11.3	Entire Agreement

11.4	Severability

11.5	Assignment; Binding Agreement

11.6	Counterparts

11.7	Headings; Interpretation

11.8	Governing Law

11.9	Dispute Resolution

11.10	Disclosure Schedule Generally

11.11	No Third-Party Beneficiaries or Other Rights

11.12	Amendments; Waivers

ASSET PURCHASE AND SALE AGREEMENT

ASSET PURCHASE AND SALE AGREEMENT, dated April 11, 2005, between Dictaphone Corporation, a Delaware corporation (“Dictaphone”), and Nice Systems Inc., a Delaware corporation (the “Buyer”).

RECITALS

A.            The Buyer desires to purchase the Purchased Assets, and assume the Assumed Liabilities, from Dictaphone, on the following terms and conditions; and

B.            Dictaphone desires to sell the Purchased Assets, and assign the Assumed Liabilities, to the Buyer, on the following terms and conditions.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions and agreements hereinafter expressed, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The following words shall have the meaning given them in this Article 1:

1.1           “AAA” has the meaning set forth in Section 11.9(c).

1.2           “AAA Rules” has the meaning set forth in Section 11.9(c).

1.3           “Accounts Payable” means those accounts payable of the Business recorded or required to be recorded as such on financial statements of the Business prepared in accordance with U.S. GAAP, and “accounts payable” means all accounts of the Business representing obligations to pay for goods or services received and other liabilities of the type customarily included as payables of a business that arose or arise in the Ordinary Course.

1.4           “Accounts Receivable” means those accounts receivable of the Business recorded or required to be recorded as such on financial statements of the Business prepared in accordance with U.S. GAAP, and “accounts receivable” means all accounts of the Business representing moneys due for goods sold or services rendered, as evidenced by notes, statements, invoices or other written evidence of a present obligation.

1.5           “Accrued Expenses” means those accrued expenses of the Business recorded or required to be recorded as such on financial statements of the Business prepared in accordance with U.S. GAAP, and “accrued expenses” means all liabilities of the Business of the type customarily included as accrued expenses of a business that arose or arise in the Ordinary Course.  The types and categories of accrued expenses are listed on Annex 1.5.

1.6           “Affiliate” means, with respect to any Person, any other Person which is controlling, controlled by, or under common control with, directly or indirectly through any Person, the Person referred to, and, if the Person referred to is a natural person, any member of such Person’s immediate family.  The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.7           “Agreement” means this Asset Purchase and Sale Agreement as executed on the date hereof and as amended or supplemented in accordance with the terms hereof, including the Disclosure Schedule and all other Schedules, Annexes and Exhibits hereto.

1.8           “Assigned Contracts” has the meaning set forth in Section 2.1(d).

1.9           “Assumed Liabilities” has the meaning set forth in Section 2.3.

1.10         “Audited Financial Statements” means the audited balance sheet of the Business as of December 31, 2004, and the related audited statement of operations and statement of cash flows for the year then ended, prepared on a “carved-out” basis in accordance with U.S. GAAP and as otherwise set forth in Section 3.4(b).

1.11         “Auditor” has the meaning in Section 2.5(b)(iv).

1.12         “Auditor’s Consent” has the meaning in Section 6.7(a).

1.13         “Auditor’s Report” has the meaning in Section 3.4(b).

1.14         “Balance Sheet Escrowed Funds” has the meaning in Section 2.5(b)(iii).

1.15         “Benefit Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) and any other employee benefit plan, program or arrangement.

1.16         “Business” means all global commercial activities relating to the current or the currently planned, design, development, sale, production, marketing and servicing of hardware and software for call logging systems and related replay and surveillance systems and application software, for: (i) call centers and contact centers, with related software applications for quality monitoring, workforce optimization, business performance management and voice content analytics; (ii) command, control, communications and dispatch operations of public safety, first responders, transportation, air-traffic control organizations and other government agencies, with related software applications for dispatch, resource allocation, scenario reconstruction and evidence gathering; and (iii) financial institutions, with related software applications for risk management and compliance, including anti-fraud, anti-money laundering and securities regulation, including Sarbanes-Oxley regulations; as such business has been conducted as of the Closing Date by Dictaphone’s Communications Recording Systems division, including through its channel partners and Dictaphone Affiliates; provided, however, that Business shall not include the business or operations of the Healthcare Solutions Group, Integrated Voice Systems or EMS divisions of Dictaphone.

1.17         “Business Day” means any day which is not a Saturday, Sunday or a legal holiday in the State of Connecticut, United States of America.

1.18         “Business Use” has the meaning set forth in Section 6.11(a).

1.19         “Business Intellectual Property” has the meaning set forth in Section 2.1(c).

1.20         “Buyer” has the meaning set forth in the title of this Agreement.

1.21         “Buyer Maximum Indemnity Amount” has the meaning set forth in Section 9.6.

1.22         “Buyer Affiliates” means (i) NICE CTI Systems UK Limited, organized under the law of the United Kingdom, (ii) NICE Systems sarl, organized under the laws of France, and (iii) NICE Systems GmbH, organized under the laws of Germany, each of which is an Affiliate of Buyer under common control with Buyer.

1.23         “Buyer’s FSA” has the meaning set forth in Section 5.2(e).

1.24         “Closing” means the consummation of the transactions contemplated by this Agreement, as provided for in Section 2.6.

1.25         “Closing Date” means the date on which the Closing occurs, which shall be within five (5) Business Days from the satisfaction or waiver of all applicable conditions to Closing set out herein, or such other date as shall be mutually agreed upon by the Parties, after allowing for reasonable time periods for performing certain pre-Closing activities, including the physical inventory count contemplated by Section 2.5(b)(i), the preparation and review of the Estimated Closing Date Balance Sheet and the release of the Encumbrances described in Section 1.83(e).

1.26         “Closing Date Balance Sheet” means the audited balance sheet of the Business as of the Closing Date reflecting the Purchased Assets acquired and the Assumed Liabilities assumed pursuant to this Agreement, as more specifically set forth in Section 2.5(b).

1.27         “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

1.28         “Competitive Activities” has the meaning set forth in Section 6.5(a).

1.29         “Contract” means any contract, lease, indenture, mortgage, license, deed of trust, evidence of indebtedness, binding commitment or instrument to which Dictaphone or a Selling Subsidiary (in each case in respect of the Business) is a party or by which it is bound.

1.30         “December 31 Balance Sheet” means the balance sheet of the Business as of December 31, 2004 included in the Audited Financial Statements.

1.31         “Dictaphone” has the meaning set forth in the title of this Agreement.

1.32         “Dictaphone’s FSA” has the meaning set forth in Section 5.2(e).

1.33         “Dictaphone Maximum Indemnity Amount” has the meaning set forth in Section 9.6(b).

1.34         “Disclosure Schedule” means the schedule, dated the date hereof and as it may be amended or supplemented from time to time on or prior to Closing, of exceptions to the representation and warranties made, and the listings of information provided, by Dictaphone or the Buyer hereunder.

1.35         “Dictaphone Successor” means any Person who is an investor in, a successor to, or assignee of, Dictaphone or any acquirer of, successor to or assignee of a majority of the businesses or assets of Dictaphone or its Affiliates, in each case, pursuant to an asset acquisition, stock acquisition, merger, stock exchange, consolidation or other business combination, and any Affiliate of such Person (other than Dictaphone or its Affiliates at the time of such investment, succession or assignment).

1.36         “Dispute” has the meaning set forth in Section 11.9(a).

1.37         “Effective Time” means the effective time of the Closing, which shall be deemed to be 11:59 p.m. eastern time on the Closing Date.

1.38         “Employees” means individuals who immediately prior to the Effective Time are employees of Dictaphone or its subsidiaries and who primarily perform services in the Business; “EU Employees” means those Employees based in the European Union and whose contracts of employment are subject to the laws of a member state of the European Union and listed on Annex 1.38(i); “Swiss Employees” means those Employees based in the European Union and whose contracts of employment are subject to the laws of Switzerland and listed on Annex 1.38(ii); “Canadian Employees” means those Employees based in Canada and whose contracts of employment are subject to the laws of Canada and listed on Annex 1.38(iii); “Singapore Employees” means those Employees based in Singapore and whose contracts of employment are subject to the laws of Singapore and listed on Annex 1.38(iv); and “U.S. Employees” means all Employees other than the EU Employees, Swiss Employees, Canadian Employees and Singapore Employees.

1.39         “EMS” means all commercial business, operations or activities anywhere in the world relating to the design, development, sale, manufacture, assembly, marketing, servicing or support of electrical or electronic equipment, including printed circuit board assembly, cable assembly, metal fabrication, machining or finishing, final system builds, or design support, but excluding the present or currently planned design, development, sale, production, marketing, service or support of products or services of the Business (determined without regard to the proviso at the end of Section 1.16).

1.40         “Encumbrances” means mortgages, liens, charges, claims, security interests, easements or other encumbrances.

1.41         “Environmental Law” means any Law relating to pollution or protection of the environment.

1.42         “Environmental Permit” means any permit, approval, consent or other authorization pursuant to any Environmental Law.

1.43         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.44         “Escrow Agent” means the escrow agent named in the Escrow Agreement.

1.45         “Escrow Agreement” means an agreement, in the form attached hereto as Exhibit E, by and among the Buyer, Dictaphone and the escrow agent named therein.

1.46         “Estimated Closing Date Balance Sheet” means the unaudited balance sheet of the Business as of the Closing Date reflecting the Purchased Assets to be acquired and the Assumed Liabilities to be assumed pursuant to this Agreement, as more specifically set forth in Section 2.5(b).

1.47         “Excluded Assets” has the meaning set forth in Section 2.2.

1.48         “GAAP” means generally accepted accounting principles in the applicable specified jurisdiction (and when not specified, in the United States) as in effect from time to time, and “U.S. GAAP” means generally accepted accounting principles in the United States as in effect from time to time, in each case together with the procedures, practices and methodologies of the relevant Party used in connection therewith, consistently applied. For this purpose, “as in effect from time to time” when used in reference to GAAP or U.S. GAAP as applied  (i) to the Audited Financial Statements, shall mean as of the date or for the period covered by the Audited Financial Statements, (ii) to the Closing Date Balance Sheet, shall mean as of the Closing Date, and (iii) to all other references in this Agreement, shall mean as of the date or for the period covered by the financial statement, representation, warranty, covenant or information in respect of which the term GAAP or U.S. GAAP is used.

1.49         “Healthcare Solutions Group” means all commercial business, operations or activities, other than in the call logging market and related replay and surveillance system market, in the healthcare market, anywhere in the world, relating to the design, development, sale, production, marketing or servicing of handheld, PC, networked or enterprise wide digital recording, dictation or transcription systems, dictation workflow management systems, document or records management systems (including archiving, transmitting, receiving, indexing, analyzing or processing of documents or records), voice or data file management systems, natural language processing solutions or speech recognition solutions, including speaker verification, voice recognition, voice-activated command or control or related technologies.

1.50         “Houlihan” has the meaning set forth in Section 3.27.

1.51         “Indemnification Escrowed Funds” has the meaning set forth in Section 2.5(a).

1.52         “Indemnifying Party” has the meaning set forth in Section 9.3.

1.53         “Indemnity Threshold” has the meaning set forth in Section 9.6(a).

1.54         “Injured Party” has the meaning set forth in Section 9.3.

1.55         “Integrated Voice Systems” means all commercial business, operations or activities, other than in the call logging market and related replay and surveillance system market, anywhere in the world relating to the design, development, sale, production, marketing or servicing of handheld, PC, networked or enterprise wide systems for archiving, consolidating, transmitting, receiving or indexing audio files, images, photographs, video or data, or dictation/transcription systems, dictation workflow management systems, document or records management systems (including archiving, transmitting, receiving, indexing, analyzing, digesting or processing of documents or records), voice or data file management systems, natural language processing solutions or speech recognition solutions,  speaker verification, voice recognition, voice-activated command or control or related technologies.

1.56         “Intellectual Property” means patents, patent rights, inventions, designs, proprietary processes and formulae, models, know how, trade secrets, trademarks, trade dress, service marks, copyrights, business names, domain names, trade names, service names, logos, designs and registrations, applications, renewals and rights to apply for any of the foregoing, and documentation and media embodying any of the foregoing (including manuals, memoranda and records), and goodwill associated with any of the foregoing, and rights to sue or take any other action with respect to any infringement, misappropriation, dilution or other violation of any rights with respect to any of the foregoing.

1.57         “Interim 2005 Financial Statements” has the meaning set forth in Section 6.7(c).

1.58         “IRS” means the U.S. Internal Revenue Service.

1.59         “Inventory” has the meaning set forth in Section 2.1(b).

1.60         “IP Policy” has the meaning set forth in Section 3.18(k).

1.61         “Key Employees” has the meaning set forth in Section 5.1(d).

1.62         “knowledge” means a Person’s actual knowledge (i.e., the conscious awareness of facts or other information), after undertaking a customary and reasonable investigation under the circumstances, including undertaking a reasonable inquiry of those Persons who report directly to them.  The words “know,” “knowing” and “known” shall be construed accordingly.  In the case of Dictaphone, “knowledge” means the actual knowledge of the Persons listed on Annex 1.62(i) (other than those Persons listed on Annex 1.62(i) solely for the purpose of identifying such Persons as Persons who report directly to other Persons listed on Annex 1.62(i)), after undertaking a customary and reasonable investigation under the circumstances, including undertaking a reasonable inquiry of those Persons who report directly to them (other than those Persons specifically listed on Annex 1.62(i) as excluded from the requirement of making such inquiry).  In the case of the Buyer, “knowledge” means the actual knowledge of the Persons listed on Annex 1.62(ii), after undertaking a customary and reasonable investigation under the circumstances, including undertaking a reasonable inquiry of those Persons who report directly to them.

1.63         “Law” means a statute, law, ordinance, decree, order, injunction, rule, directive or regulation of any U.S. or non-U.S. government or governmental authority, and includes rules and regulations of any regulatory or self-regulatory authority compliance with which is required by any of the foregoing.

1.64         “Liabilities” means claims, liabilities, obligations, losses, costs, expenses (including reasonable legal, accounting and other expenses), Proceedings, fines, Taxes, deficiencies, assessments, charges, penalties, allegations, demands, damages (including actual, punitive or consequential, foreseen or unforeseen, known or unknown damages), settlements or judgments of any kind or nature whatsoever.

1.65         “Loss” means a Liability, to the extent actually paid or incurred, but net of any proceeds, indemnities or recoveries from insurers or other third parties received by the Injured Party with respect to such Liability.

1.66         “Major Customers” has the meaning set forth in Section 3.24(a).

1.67         “Manufacturing Agreement” means an agreement, in the form attached hereto as Exhibit A, between an Affiliate of the Buyer and Dictaphone relating to the provision of equipment and related items to the Buyer by Dictaphone’s EMS division.

1.68         “Material Adverse Effect” means a material adverse effect on the assets, liabilities, business, condition (financial or otherwise) or results of operations or prospects of the Business taken as a whole, but shall not be deemed to include (i) any changes resulting from general economic, regulatory or political conditions, (ii) acts attributable to, omissions by or circumstance affecting the Buyer or any of its Affiliates, (iii) changes in foreign currency exchange rates, (iv) circumstances that affect the industries in which the Business operates generally or (v) any changes resulting from the announcement or pendency of the transactions provided for in this Agreement.

1.69         “Material Contract” has the meaning set forth in Section 3.13(a).

1.70         “Net Adjusted Working Capital Level” means the excess, if any, of (x) the Purchased Assets that are current assets (determined and calculated in accordance with U.S. GAAP), over (y) the sum of (i) total Assumed Liabilities that are current liabilities (determined and calculated in accordance with U.S. GAAP) and (ii) long-term deferred revenues (determined and calculated in accordance with U.S. GAAP).

1.71         “Nice Settlement Agreement” means that certain Settlement Agreement entered into on or about December 11, 2003 by and among Dictaphone, Nice Systems Ltd. and Nice Systems Inc.

1.72         “Non-Compete Period” has the meaning set forth in Section 6.5(a).

1.73         “Notice of Claim” has the meaning set forth in Section 9.3.

1.74         “Omitted IP” has the meaning set forth in Section 6.11(a).

1.75         “Omitted IP License” has the meaning set forth in Section 6.11(a).

1.76         “Ordinary Course” means the ordinary course of commercial operations customarily engaged in by the Business.

1.77         “OSS Agreement” means the Professional Services Agreement, dated as of April 2, 2001, by and between Dictaphone and Omnee Systems and Software Corporation.

1.78         “Other Assets” has the meaning set forth in Section 2.1(k).

1.79         “Other Dictaphone Businesses” means all businesses, operations and activities of Dictaphone and its Affiliates other than the Business, including those businesses of Dictaphone described in the proviso to the definition of “Business”.

1.80         “Other Financial Information” has the meaning set forth in Section 3.4(a).

1.81         “Party” means Dictaphone or the Buyer.

1.82         “Permitted Encumbrances” means, collectively, (a) Encumbrances that are disclosed in the Disclosure Schedule, (b) Encumbrances to secure Taxes which are not yet delinquent, (c) Encumbrances in favor of mechanics, material men, laborers, employees and suppliers and similar Encumbrances arising by operation of law, (d) Assumed Liabilities and (e) Encumbrances which shall be released on or prior to the Closing Date.

1.83         “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a government or governmental authority (which term includes any department, agency or political subdivision thereof) or other entity.

1.84         “Prepaid Expenses” means those prepaid expenses of the Business recorded or required to be recorded as such on financial statements of the Business prepared in accordance with U.S. GAAP, and “prepaid expenses” means deposits and other prepayments of expenses of the Business and all rights in respect thereof.

1.85         “Proceeding” means any suit, action, proceeding or arbitration or any investigation by a government or governmental authority.

1.86         “Product Backlog” means written orders in the form of a purchase order or contract for products of the Business that have been placed and for which revenues have not yet been recognized, less any cancellations of such orders.

1.87         “Purchase Price” has the meaning set forth in Section 2.5(a).

1.88         “Purchased Assets” has the meaning set forth in Section 2.1.

1.89         “Records” has the meaning set forth in Section 6.2.

1.90         “Related Agreements” means (i) the Manufacturing Agreement, (ii) the Technology License Agreement, (iii) the Trademark License Agreement, (iv) the Transition Services Agreement/Shared Services Agreements, (v) the Escrow Agreement and (vi) the Subsidiary Asset Purchase Agreements.

1.91         “Retained Employees” means all of the Employees who are listed on Annex 1.91 or who are not Transferred U.S. Employees or Transferred Foreign Employees.

1.92         “Retained Liabilities” has the meaning set forth in the first sentence of Section 2.4.

1.93         “Section 6.12 Schedule” has the meaning set forth in Section 6.12.

1.94         “Sellers” means, collectively, Dictaphone and the Selling Subsidiaries.

1.95         “Selling Subsidiaries” means (i) Dictaphone Canada (1995) Inc., a Canadian corporation, (ii) Dictaphone Company Limited, a U.K. company, (iii) Dictaphone Deutschland GmbH, a German company, (iv) Dictaphone Europe AG, a Swiss company, and (v) Dictaphone International Limited, a U.K. company.

1.96         “Singapore Employees” has the meaning set forth in Section 1.38.

1.97         “Straddle Period” means any taxable period that begins prior to and ends after the Effective Time.

1.98         “Subsidiary Asset Purchase Agreements” has the meaning set forth in Section 2.11.

1.99         “Swiss Employees” has the meaning set forth in Section 1.38.

1.100       “Tangible Business Assets” has the meaning set forth in Section 2.1(a).

1.101       “Taxes” means taxes, charges, duties, imposts, fees, levies and other assessments of any kind by any government or governmental authority, including federal, provincial, possession, state, city, county and foreign income, profits, franchise, gross receipts, sales, use, transfer, stamp, occupation, property, capital, windfall profits, customs, ad valorem, value-added and excise taxes, and penalties, additions to tax and interest relating to any of the foregoing.

1.102       “Technology License Agreement” means an agreement, in the form attached hereto as Exhibit B, between the Buyer and Dictaphone pursuant to which the Buyer will license to Dictaphone, subject to Section 6.5, certain Business Intellectual Property.

1.103       “Termination Agreement” means the Settlement Termination and Litigation Transfer Agreement related to the Nice Settlement Agreement in the form of Exhibit H.

1.104       “Third-Party Claim” has the meaning set forth in Section 9.4.

1.105       “Third Party Intellectual Property” means any Intellectual Property to which Dictaphone does not exclusively own the entire right, title and interest.

1.106       “Trademark License Agreement” means an agreement, in the form attached hereto as Exhibit C, between the Buyer and Dictaphone regarding the license by Dictaphone of its trademark “Dictaphone” to the Buyer.

1.107       “Transferred Employees” means all Transferred U.S. Employees and Transferred Non-U.S. Employees.

1.108       “Transferred Non-U.S. Employees” means those EU Employees, Swiss Employees and Canadian Employees whose employment is transferred to, or who accept employment as of the Effective Time by, the Buyer or any of its Affiliates as of the Effective Time under Section 5.6.

1.109       “Transferred U.S. Employees” means those U.S. Employees who accept employment as of the Effective Time with the Buyer or any of its Affiliates under Section 5.1(c).

1.110       “Transition Services/Shared Services Agreements” means the agreements, in the form attached hereto as Exhibit D, between an Affiliate of the Buyer and Dictaphone regarding services to be provided (i) by Dictaphone to the Buyer (or to third parties to which the Buyer may outsource certain assigned maintenance and service contracts), (ii) by Dictaphone for the benefit of customers of the Buyer, as a subcontractor to the Buyer, or (iii) by the Buyer to customers of Dictaphone, as a subcontractor to Dictaphone, or to be shared by the Buyer and Dictaphone.

Whenever required by the context hereof, all terms and pronouns, and any variations thereof, will be deemed to refer to the masculine, feminine or neuter and the singular or plural.  When used in this Agreement, the term “including” means “including but not limited to” and the words “asset” and “property” are synonymous.

ARTICLE 2

PURCHASE AND SALE OF THE BUSINESS

2.1           Transfer of Assets.  Upon the terms and subject to the conditions of this Agreement and the Related Agreements, at the Closing and as of the Effective Time, Dictaphone shall, and shall cause its Selling Subsidiaries to, sell, assign, transfer and convey to the Buyer or to a Buyer Affiliate, and the Buyer shall, and shall cause the Buyer Affiliates to, purchase, acquire and accept from Dictaphone and the Selling Subsidiaries, all of Sellers’ right, title and interest to and in the following assets, properties and rights used or held for use primarily in the Business, whether now in use or currently under development, including such changes therein, additions thereto and deletions therefrom as may occur from the date hereof through the Closing in the Ordinary Course or as otherwise permitted or required pursuant to the terms hereof (the “Purchased Assets”), free and clear of all Encumbrances other than Permitted Encumbrances:

(a)           all equipment, machinery, supplies, vehicles, tools, personal computers, workstations, network infrastructure, laboratory equipment, testing equipment and apparatus, mock-ups, demonstration equipment, personal property and other tangible personal property used or held for use primarily in the Business including that listed on Annex 2.1(a), and including any specialized or otherwise non-generic equipment, machinery, tooling and testing equipment used by EMS for the design, development, manufacture, assembly, servicing or support of products of the Business (collectively, the “Tangible Business Assets”);

(b)           all inventory, including spare parts and finished goods, but not including raw materials and works-in-progress, whether stored at a Business location or stored at a third-party location or other Dictaphone location, used or held for use primarily in the Business, including that listed on Annex 2.1(b) (collectively, the “Inventory”) and, for the avoidance of doubt, Inventory shall not include any inventory held by EMS;

(c)           all Intellectual Property used or held for use, or currently under development for use, primarily in the Business, including that listed on Annex 2.1(c), and including any designs, proprietary processes and formulae, models, and know how used by EMS for the design, development, manufacture, assembly, servicing or support of products of the Business (collectively, the “Business Intellectual Property”);

(d)           all Contracts relating primarily to the Business or the other Purchased Assets (collectively, the “Assigned Contracts”), including those listed on Annex 2.1(d), which shall be divided into the following categories on such Annex 2.1(d):

(i)            Maintenance Contracts (Annex 2.1(d)(i));

(ii)           Product Purchase Contracts (Annex 2.1(d)(ii));

(iii)          Dealer, Distributor or Reseller Agreements (Annex 2.1(d)(iii));

(iv)          Software OEM Agreements (Annex 2.1(d)(iv));

(v)           License Agreements (Annex 2.1(d)(v));

(vi)          Professional Development Services Agreements (Annex 2.1(d)(vi));

(vii)         Service Provider and Vendor Agreements (Annex 2.1(d)(vii)); and

(viii)        Other Assigned Contracts (Annex 2.1(d)(viii));

(e)           all Accounts Receivable (excluding Accounts Receivable from the Other Dictaphone Businesses) arising from products or services sold or leased by the Business;

(f)            all (i) customer and vendor lists relating primarily to the Business, including all files and documents (including credit information) relating primarily to (1) current or proposed customers and customers who were customers at any time after January 1, 2002 (including business proposals to current and proposed customers and all other documents such as business cards and documents reflecting customer or sales “leads”) of the Business and (2) vendors of the Business, and (ii) other business and financial records, data, files, books and documents (whether in hard copy, computer format or any other storage media) and any other Records relating primarily to the Business, in each case subject to the right of Dictaphone (y) to keep and use for itself and transfer to any of its Affiliates or any third party any of the foregoing which does not relate primarily to the Business and (z) to keep and use for itself and transfer to any Affiliates controlled by, or successors to, Dictaphone copies of any of the Purchased Assets described in this Section 2.1(f), subject to Section 6.5;

(g)           all advertising, marketing, sales, creative and promotional materials relating primarily to the Business, in each case subject to the right of Dictaphone (i) to keep and use for itself and transfer to any of its Affiliates or any third party any of the foregoing which does not relate primarily to the Business and (ii) to keep and use for itself and transfer to any of its successors for their use, in each case, in accordance with Sections 6.2, 6.4 and 9.3, copies of any of the foregoing which relate primarily to the Business, subject to Section 6.5;

(h)           subject to Section 2.2(e), all rights and claims to deposits and prepayments that would be recorded as Prepaid Expenses on financial statements prepared by Dictaphone in accordance with U.S. GAAP which were paid to third-parties and that relate primarily to the Purchased Assets or the Business;

(i)            all warranties from third parties and, except as set forth on Annex 2.1(i) and not set forth on the December 31 Balance Sheet or as set forth in Section 2.2(b), refunds from and rights of set off against third-parties, in each case that relate primarily to the Purchased Assets or the Business;

(j)            except as provided in Section 2.2(j), all rights to receive any damage award or other economic benefit with respect to infringement, misappropriation, dilution or other violation of any rights related to the Business Intellectual Property arising prior to the Effective Time, including all rights to litigation claims brought pursuant to the Nice Settlement Agreement; and

(k)           the assets, rights, properties and interests listed in Annex 2.1(k) (the “Other Assets”).

2.2           Excluded Assets.  Notwithstanding any provision in this Agreement to the contrary, only those assets, rights, interests and properties which are expressly identified as Purchased Assets in Section 2.1 are to be sold, assigned, transferred or conveyed to the Buyer or the Buyer Affiliates hereunder and all other assets, rights, interests and properties of Sellers are specifically excluded from the transactions contemplated by this Agreement, including the following (collectively, the “Excluded Assets”):

(a)           all cash on hand, cash on deposit and cash equivalents, including bank deposits, investments in “money market” funds and commercial paper funds, certificates of deposit, Treasury Bills and other marketable securities and all accrued interest thereon;

(b)           all refunds, and all rights or claims to refunds, of any Taxes with respect to the Purchased Assets or the Business relating to any date or period prior to or through the Effective Time and all interest thereon (regardless of whether any such refund or interest is received prior to or after the Effective Time), including all refunds of Taxes and interest thereon received by, or credited against Tax liability of, the Buyer or any Affiliate of the Buyer attributable to Taxes paid by Dictaphone or an Affiliate thereof for periods or portions thereof ending on or prior to the Effective Time;

(c)           all real property owned by or leased to Dictaphone, including related buildings and fixtures;

(d)           all intracompany and intercompany receivables of the Business;

(e)           (i) all current and prior insurance policies, (ii) all reimbursements for, or other benefits associated with, prepaid insurance and (iii) all rights and claims to deposits and prepayments that would be recorded as Prepaid Expenses on financial statements prepared by Dictaphone in accordance with U.S. GAAP for which the Buyer will not receive the benefit after the Effective Time and (iv) insurance proceeds with respect to events occurring prior to the Effective Time;

(f)            all assets of any Benefit Plan of Dictaphone;

(g)           all ownership rights of Dictaphone in respect of Intellectual Property to be licensed to Buyer pursuant to the Trademark License Agreement;

(h)           subject to Section 2.1(j), all rights, claims or causes of action that Dictaphone may have against any Person arising from or related to the ownership or use of the Purchased Assets or the operation of the Business before the Effective Time;

(i)            all raw materials and works-in-progress, whether stored at a Business location or stored at a third-party location or other Dictaphone location, used or held for use by EMS;

(j)            all rights under the escrow agreement executed in connection with the Nice Settlement Agreement and any remaining payments to be made by the Buyer to Dictaphone under the Nice Settlement Agreement; and

(k)           the assets, rights, interests and properties listed on Annex 2.2.

2.3           Assumed Liabilities.  On the Closing Date, the Buyer shall hereby, and shall cause its Buyer Affiliates to, assume and thereafter discharge when and as due the following debts, liabilities and obligations of Dictaphone and the Selling Subsidiaries, but only to the extent arising out of or pertaining to the Business or the Purchased Assets (collectively, the “Assumed Liabilities”):

(a)           all liabilities that would constitute accounts payable and amounts that would constitute accrued expenses (but not including any accrued expenses relating to Employees or Taxes) that remain unpaid as of the Effective Time, but only to the extent reflected in the Estimated Closing Date Balance Sheet, as and to the extent modified by the Closing Date Balance Sheet;

(b)           all lawsuits commenced and claims made after the Effective Time to the extent resulting from the conduct of the Business or the Purchased Assets after the Effective Time, including lawsuits and claims relating to any alleged Intellectual Property infringement;

(c)           all Liabilities for Taxes to the extent set forth in Section 2.8(a);

(d)           all Liabilities to suppliers for materials and services relating to the Business ordered in the Ordinary Course prior to the Effective Time, but scheduled to be delivered or provided thereafter, and all liabilities to customers under purchase orders for products of the Business which have not yet been shipped prior to the Effective Time;

(e)           except as provided in Section 2.4(i), all Liabilities under the Assigned Contracts, including time and materials relationships, (including, subject to Section 2.4(i), with respect to maintenance, repair and warranty claims arising in the Ordinary Course);

(f)            all Liabilities with respect to products or services of the Business sold after the Effective Time and all Liabilities arising out of, or otherwise caused by, acts or omissions of the Buyer or its Affiliates after the Effective Time;

(g)           all Liabilities in respect of ordinary course trade letters of credit, bid bonds and performance bonds set forth on Annex 2.3(g) and those permitted to be entered into under Section 6.1(e) between the date hereof and the Closing Date;

(h)           all Liabilities related to the Transferred Employees with respect to periods after the Effective Time, except as otherwise provided in this Agreement;

(i)            all Liabilities for which the Buyer or a Local Buyer (as defined in Annex 5.6) is responsible under Article 5, including Annex 5.6;

(j)            all Liabilities asserted against Dictaphone and its Affiliates in connection with the litigation transferred pursuant to the Termination Agreement; and

(k)           except as provided in clauses (b) through (i) of Section 2.4, all other Liabilities arising in the Ordinary Course before or after the Effective Time relating to the Purchased Assets or the Business.

2.4           Retained Liabilities.  Notwithstanding any provision in this Agreement to the contrary, Dictaphone shall, and shall cause its Affiliates to, retain and be responsible for its and their respective Liabilities other than the Assumed Liabilities (the “Retained Liabilities”), which Retained Liabilities include the following:

(a)           except as provided in Section 2.3(j), all Liabilities resulting from all lawsuits pending as of the Effective Time to the extent resulting from the conduct of the Business by Dictaphone and its Affiliates prior to the Effective Time, or otherwise relating to the operation of the Business prior to the Effective Time, including any contingency legal fee relating to Business Intellectual Property;

(b)           all Liabilities for Taxes imposed by any Federal, state or local government or other Taxing authority in the United States or in any other jurisdiction for any period through the Effective Time;

(c)           all intracompany and intercompany payables of the Business (including corporate overhead charges, except to the extent set forth on Annex 2.4(c));

(d)           except as provided in Article 5, including Annex 5.6, all Liabilities related to the Benefit Plans and other employment-related matters concerning Employees;

(e)           except as provided in Section 2.3 (and subject to clause (i) of this Section 2.4), all Liabilities arising other than in the Ordinary Course prior to the Effective Time relating to the Purchased Assets or the Business;

(f)            all Liabilities arising prior to the Effective Time and relating to compensation, benefits or severance payments or expenses with respect to the Employees and all Liabilities arising under WARN, whether arising before or after the Effective Time, as a consequence of any Employee layoff by, or separation from, Dictaphone;

(g)           except as provided in Section 2.3, all Liabilities arising prior to or after the Effective Time to the extent such Liabilities arise from acts or omissions prior to the Effective Time and are not related to, or do not arise out of, the operation of the Business by the Buyer and its Affiliates or the ownership or use of the Purchased Assets by the Buyer and its Affiliates;

(h)           all Liabilities to third parties for accounting, audit, tax, legal and other professional services incurred in connection with the preparation, negotiation and execution of this Agreement and the Related Agreements;

(i)            notwithstanding anything contained in Section 2.3 or this Section 2.4 to the contrary, all Liabilities to third parties (including governmental authorities) with respect to claims for violation of Laws (including environmental Laws) arising out of the operation of the Business prior to the Effective Time, and all Liabilities to third parties (including governmental authorities) with respect to claims for personal injury, property damage or business interruption (in each case, other than Liabilities in the Ordinary Course with respect to maintenance, repair or warranty claims) regarding products or services of the Business to the extent that such Liabilities arise from acts or omissions prior to the Effective Time; provided, however, that, while Dictaphone shall have initial responsibility for addressing any such claims, the Buyer and its Affiliates shall use commercially reasonable efforts to, as promptly as practicable, provide to Dictaphone and its Affiliates (or to such third party at Dictaphone’s request) all maintenance, repair and other product support services, including new replacement and, if then existing, upgraded products (including newer product model(s)) that Dictaphone may request to seek to resolve or mitigate such Liabilities, subject to Buyer’s available resources with respect to discontinued products or services; and

(j)            all Liabilities arising from or related to the Excluded Assets or the Other Dictaphone Businesses.

The Buyer agrees to, and to cause its Affiliates to, provide the services and products as described in Section 2.4(i) and Dictaphone agrees to reimburse the Buyer (promptly upon presentation of appropriate supporting documentation) at (y) cost with respect to products manufactured by EMS and (z) with respect to services, the lesser of (A) fifty percent (50%) of list price or (B) prices no less favorable than those generally made available to most-favored customers of the Business at that time.

2.5           Consideration.

(a)           Purchase Price.  In consideration for Dictaphone’s and the Selling Subsidiaries’ sale, assignment, transfer, conveyance and delivery of the Purchased Assets to the Buyer and the Buyer Affiliates, the Buyer shall:

(i)            pay to Dictaphone on behalf of Dictaphone and the Selling Subsidiaries a purchase price of U.S. Thirty-Eight Million Four Hundred Ten Thousand Dollars (US$38,410,000.00) (the “Purchase Price”), of which (x) U.S. Thirty-Five Million Four Hundred Ten Thousand Dollars (US$35,410,000.00) shall be paid directly to Dictaphone, and (y) U.S. Three Million Dollars (US$3,000,000.00) shall be deposited in escrow (with any accrued interest earned thereon, the “Indemnification Escrowed Funds”) in accordance with Section 2.7 and the terms and conditions of the Escrow Agreement, as security for the indemnification obligations of Dictaphone set forth in Article 9; provided, however, that the Purchase Price is subject to adjustment pursuant to Section 2.5(b); and provided further, however, that all amounts payable under this Section 2.5 are stated exclusive of any value added or similar sales tax which shall be payable in addition; and

(ii)           assume, duly perform and discharge, or cause the Buyer Affiliates to assume, duly perform and discharge, when due all of the outstanding obligations of Dictaphone and its Affiliates under the Assumed Liabilities in accordance with Section 2.3.

(b)           Certain Adjustments.  Without limiting the Buyer’s rights under Article 9, without duplication, the Purchase Price shall be subject to adjustment, to the extent that Net Adjusted Working Capital Level as of the Closing Date is less than $0.00, in accordance with the provisions of this Section 2.5(b) as follows:

(i)            At least five (5) Business Days prior to Closing, Dictaphone shall prepare and deliver to the Buyer (i) a balance sheet of the Business setting forth the Purchased Assets and Assumed Liabilities as of the then-projected Closing Date (the “Estimated Closing Date Balance Sheet”), and (ii) a calculation of Net Adjusted Working Capital Level as of the then-projected Closing Date.  The Estimated Closing Date Balance Sheet shall (i) be derived from the books and records of the Business, (ii) fairly present, in all material respects, the Purchased Assets to be acquired and the Assumed Liabilities to be assumed pursuant to this Agreement, and (iii) be prepared in accordance with U.S. GAAP. Notwithstanding the foregoing, in no event shall the Estimated Closing Date Balance Sheet attribute any value to, include any asset or liabilities created by, or otherwise reflect (x) the OSS Payment or any other payments made by or on behalf of Dictaphone in connection with the amendment to the OSS Agreement or (y) the transactions contemplated thereby. To the extent that any Prepaid Expense of the Business relating to services provided by Dictaphone or any Account Receivable owing to

Dictaphone is to be terminated or forgiven as of the Closing, such Prepaid Expense or Account Receivable shall be recorded on the Estimated Closing Date Balance Sheet as $0.00 and any related proceeds shall be retained by Dictaphone.  The Estimated Closing Date Balance Sheet shall be prepared by Dictaphone, and reviewed by the Buyer.  Representatives of the Buyer and Dictaphone shall jointly conduct a physical count of the Inventory and Tangible Business Assets as of the Closing Date pursuant to procedures reasonably designed to minimize disruption of the Business and cost to the Parties.

(ii)           Subject to Section 2.5(b)(iv), the Purchase Price payable at Closing shall be decreased on a dollar-for-dollar basis by an amount equal to the amount by which the Net Adjusted Working Capital Level as set forth on the Estimated Closing Date Balance Sheet is less than $0.00.

(iii)          In the event that the Buyer promptly, but in any event prior to any scheduled Closing Date, notifies Dictaphone that the Buyer in good faith disputes the Estimated Closing Date Balance Sheet, the Buyer and Dictaphone shall use their commercially reasonable efforts for a period of five (5) Business Days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the Estimated Closing Date Balance Sheet, and any scheduled Closing Date shall be deferred up to ten (10) days to accommodate such attempted resolution.  If the Buyer and Dictaphone resolve such disagreements and agree on an Estimated Closing Date Balance Sheet, such agreed upon Estimated Closing Date Balance Sheet shall be final and binding and references to the Estimated Closing Date Balance Sheet shall thereafter mean such agreed upon Estimated Closing Date Balance Sheet.  If, at the end of such period, the Buyer and Dictaphone are unable to resolve their disagreements with respect to the Estimated Closing Date Balance Sheet, (x) the amount in dispute shall be deposited in escrow by the Buyer (the “Balance Sheet Escrowed Funds”) if such amount equals or exceeds Two Hundred Fifty Thousand U.S. Dollars ($250,000), but only to the extent that, if the Buyer’s good faith claims in the dispute were upheld, the Net Adjusted Working Capital Level as of the Closing would be less than zero and would result in a reduction of the Purchase Price of at least Two Hundred Fifty Thousand U.S. Dollars ($250,000) and (y) the Estimated Closing Date Balance Sheet prepared by Dictaphone shall be used to calculate the Purchase Price payable at Closing (and references to the Estimated Closing Date Balance Sheet shall thereafter mean the Estimated Closing Date Balance Sheet prepared by Dictaphone), but without limiting any Party’s rights under Section 2.5(b)(iv).  The Balance Sheet Escrowed Funds shall be released in accordance with Section 2.5(b)(v) and the terms and provisions of the Escrow Agreement.

(iv)          As soon as practicable (but in no event later than sixty (60) days) following the Closing Date, Dictaphone shall prepare and deliver to the Buyer (i) a balance sheet of the Business reflecting the Purchased Assets actually acquired and Assumed Liabilities actually assumed as of the Closing (the “Closing Date Balance Sheet”) and (ii) a calculation of the Net Adjusted Working Capital Level as of the Closing.  The Closing Date Balance Sheet shall (i) be derived from the books and records of the Business, (ii) fairly present, in all material respects, the Purchased Assets actually acquired and the Assumed Liabilities actually assumed pursuant to this Agreement and (iii) be prepared in accordance with U.S. GAAP.  Notwithstanding the foregoing, in no event shall the Closing Date Balance Sheet attribute any value to, include any asset or liabilities created by, or otherwise reflect (x) the OSS Payment or any other payments made to OSS by or on behalf of Dictaphone in connection with the amendment to the OSS Agreement or (y) the transactions contemplated thereby. For the purpose of preparing the Closing Date Balance Sheet and calculating Net Adjusted Working Capital Level as of the Closing, the Buyer shall provide Dictaphone and its accountants with reasonable access to (i) all the underlying documentation and records necessary for Dictaphone and its auditors to prepare the Closing Date Balance Sheet and calculation of Net Adjusted Working Capital Level as of the Closing and all other records of the Buyer and its Affiliates reasonably related to the preparation of the Closing Date Balance Sheet and the calculation of Net Adjusted Working Capital Level as of the Closing and (ii) the employees of the Buyer and its Affiliates.  The Buyer may dispute any element of the Closing Date Balance Sheet or the calculation of Net Adjusted Working Capital Level as of the Closing by notifying Dictaphone of such disagreement in writing, setting forth in detail the particulars of such disagreement, within sixty (60) calendar days after the Buyer’s receipt of the Closing Date Balance Sheet and the calculation of Net Adjusted Working Capital Level as of the Closing from Dictaphone.  In the event that the Buyer does not provide such a notice of disagreement within such sixty (60) calendar day period, the Buyer shall be deemed to have accepted Dictaphone’s Closing Date Balance Sheet and calculation of Net Adjusted Working Capital Level as of the Closing, which shall be final, binding and conclusive for all purposes hereunder.  In the event any such notice of disagreement is timely provided, the Buyer and Dictaphone shall use their commercially reasonable efforts for a period of thirty (30) calendar days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the Closing Date Balance Sheet and the calculation of Net Adjusted Working Capital Level as of the Closing.  If, at the end of such period, they are unable to resolve such disagreements, then such dispute shall be referred to an independent accounting firm of recognized national standing mutually selected by the Buyer and Dictaphone (the “Auditor”) which shall resolve any remaining disagreements.  The Auditor shall determine as promptly as practicable, but in any event within thirty (30) calendar days of the date on which such dispute is referred to the Auditor, based solely on the written submissions forwarded by the Buyer and Dictaphone, whether and to what extent (if any) the Closing Date Balance Sheet and the calculation of Net Adjusted Working Capital Level as of the Closing require adjustment.  The fees and expenses of the Auditor shall be paid one-half by the Buyer and one-half by Dictaphone.  The determination of the Auditor shall be final, conclusive and binding on the Parties.  The final Closing Date Balance Sheet and the final calculation of the Net Adjusted Working Capital Level as of the Closing shall be deemed to be an annex to this Agreement (the “Net Adjusted Working Capital Level Annex”).

(v)           If, as a result of the procedure set forth in Section 2.5(b)(iv), the final Net Adjusted Working Capital Level as of the Closing is determined to be:

(A)          Less than the Net Adjusted Working Capital Level determined on the basis of the Estimated Closing Date Balance Sheet, then the difference (up to but not greater than the amount by which the final Net Adjusted Working Capital Level determined in accordance with Section 2.5(b)(iv) is less than zero) between the final Net Adjusted Working Capital Level determined in accordance with Section 2.5(b)(iv) and the Net Adjusted Working Capital Level determined on the basis of the Estimated Closing Date Balance Sheet shall be paid by Dictaphone to the Buyer (1) first, from the Balance Sheet Escrowed Funds and (2) if the Balance Sheet Escrowed Funds are insufficient to pay in full any amounts due to the Buyer from Dictaphone under this Section 2.5(b)(v)(A), then from Dictaphone’s other assets;

provided, however, that any Balance Sheet Escrowed Funds remaining after payment to the Buyer under this Section 2.5(b)(iv)(A) shall be released to Dictaphone; or

(B)           Equal to or greater than the Net Adjusted Working Capital Level determined on the basis of the Estimated Closing Date Balance Sheet, then the difference (up to but not greater than the amount by which the Net Adjusted Working Capital Level determined on the basis of the Estimated Closing Date Balance Sheet is less than zero) between the final Net Adjusted Working Capital Level determined in accordance with Section 2.5(b)(iv) and the Net Adjusted Working Capital Level determined on the basis of the Estimated Closing Dated Balance Sheet shall be paid by Buyer to Dictaphone in the following manner: (1) first, all Balance Sheet Escrowed Funds shall be released to Dictaphone and (2) if the Balance Sheet Escrowed Funds are insufficient to pay in full any amounts due to Dictaphone from the Buyer under this Section 2.5(b)(v)(B), then from the Buyer’s other assets.

The Parties agree that the amount described in the parenthetical clause in Section 2.5(b)(v)(B) can not be less than the Balance Sheet Escrowed Funds.  Not later than the tenth (10th) day following the final determination of the Net Adjusted Working Capital Level Annex in accordance with Section 2.5(b)(iv), the Buyer and Dictaphone shall jointly instruct the Escrow Agent to release the Balance Sheet Escrowed Funds from escrow in accordance with this Section 2.5(b)(v) and the terms and conditions of the Escrow Agreement.

2.6           Closing.  The Closing shall take place at 9:00 a.m. on the Closing Date at the offices of Kelley Drye & Warren LLP at 101 Park Avenue, New York, N.Y., or at such other place as the Parties may agree in writing.  At the Closing, Dictaphone shall deliver or cause its Affiliates to deliver to the Buyer or the Buyer Affiliates, as applicable, the documents and other items identified in Article 7, and the Buyer shall deliver or cause its Affiliates to deliver to Dictaphone, the Selling Subsidiaries and the Escrow Agent, as applicable, (a) by wire transfer of immediately available funds, in accordance with Section 2.5(a)(i) and the wire transfer instructions provided by Dictaphone prior to the Closing, the Purchase Price and (b) the documents and other items identified in Article 8.

2.7           Escrow.

(a)           Creation of Escrow.  On the Closing Date, the Buyer shall deposit or cause to be deposited the Indemnification Escrowed Funds and, if applicable, the Balance Sheet Escrowed Funds with the Escrow Agent in a separate account, and such Indemnification Escrowed Funds and Balance Sheet Escrowed Funds shall be held by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement as security for the indemnification obligations of Dictaphone to the Buyer set forth in Article 9 and pending determination of the final Net Adjusted Working Capital Level as of the Closing pursuant to Section 2.5(b).

(b)           Set-Off.  Pursuant to the terms and conditions of the Escrow Agreement and subject to Article 9, the Buyer shall have the right to set off, in whole or in part, any Losses arising out of a breach of any representation, warranty, agreement or covenant in this Agreement or any Related Agreement by Dictaphone from the Indemnification Escrowed Funds to the extent that the Buyer is entitled to indemnification under Article 9.

(c)           Release of Indemnification Escrowed Funds.  Fifty percent (50%) of the Indemnification Escrowed Funds then held in escrow less the amount of any claims for Losses pursuant to a Notice of Claim under Section 9.3 delivered by the Buyer to Dictaphone prior to the twelve (12) month anniversary of the Closing Date shall be released to Dictaphone on the twelve (12) month anniversary of the Closing Date.  The remaining Indemnification Escrowed Funds then held in escrow less the amount of any claims for Losses pursuant to a Notice of Claim under Section 9.3 delivered by the Buyer to Dictaphone prior to the twenty-one (21) month anniversary of the Closing Date shall be released to Dictaphone on the twenty-one (21) month anniversary of the Closing Date.  Any Indemnification Escrowed Funds remaining in escrow after the twenty-one (21) month anniversary of the Closing Date will be released from escrow in accordance with the terms and provisions of the Escrow Agreement.

(d)           Release of Balance Sheet Escrowed Funds.  The Balance Sheet Escrowed Funds shall be released to the Buyer or Dictaphone in accordance with the terms and provisions of the Escrow Agreement and Section 2.5(b)(v).

2.8           Taxes.

(a)           All sales, use, value-added, gross receipts, registration, stamp duty and other similar transfer Taxes, if any, together with all recording or filing fees, notarial fees and other similar costs of Closing, that may be imposed upon, or payable, collectible or incurred in connection with, the transfer and sale of the Purchased Assets as contemplated by the terms of this Agreement shall be borne one-half by the Buyer or a Buyer Affiliate and one-half by Dictaphone or a Selling Subsidiary.  The Party responsible for paying any such Taxes shall collect from the other Party an amount equal to fifty percent (50%) of any such Taxes it is required to withhold or pay and, to the extent that a Party receives a refund of any such Taxes, it shall reimburse the other Party for fifty percent (50%) of such refund received.

(b)           Each Party shall and shall cause its Affiliates to, upon request, use its reasonable efforts to provide or obtain from any Taxing authority or other Person any certificate or other document necessary to mitigate, reduce or eliminate any Taxes described in Section 2.8(a).

(c)           The Buyer shall prepare and timely file or caused to be prepared and timely filed all Tax returns for all Taxes that are not based on income or receipts (e.g., property Taxes) relating solely to the Purchased Assets or the Business for a Straddle Period.  Such Tax returns shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax returns, except for changes required by applicable Law. The Buyer shall pay or cause to be paid all Taxes reflected on such Tax returns; provided, that Dictaphone shall deliver or cause to be delivered to the Buyer Dictaphone’s portion of such Taxes that relates to the portion of such Straddle Period ending on the Closing Date no later than five (5) Business Days prior to the date on which the Buyer proposes to pay or cause to be paid such Taxes.  For purposes of this Section 2.8(c), the portion of any such Tax allocated to Dictaphone shall be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period.  Any credits relating to a Straddle Period shall be taken into account as though the relevant Taxable period ended on the Closing Date.

(d)           The Buyer and Dictaphone shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including reasonable access to books and records) and assistance as is reasonably necessary for the filing of any Tax return, the conduct of any Tax audit, and the prosecution or defense of any Proceeding relating to any Tax matter.  Any Tax audit or other Tax Proceeding shall be deemed to be a Third-Party Claim subject to the procedures set forth in Section 9.4.

2.9           Allocation of Purchase Price.  The Buyer and Dictaphone shall mutually agree to the allocation of the Purchase Price (as it may be adjusted pursuant to Section 2.5(b)) among Dictaphone and the Selling Subsidiaries, among the Buyer and the Buyer Affiliates and among the Purchased Assets in accordance with applicable Laws, including Code Sections 338 and 1060, within 90 days after the Closing Date.  The Parties hereby agree to file IRS Form 8594 and file or cause to be filed all Tax returns and information reports in a manner consistent with such allocation and shall use their reasonable best efforts to sustain such allocation in any subsequent Tax audit or Tax dispute.

2.10         Completion of Transfers.

(a)           The entire beneficial interest in and to, and the risk of loss with respect to, the Purchased Assets and the Assumed Liabilities, shall, regardless of when legal title thereto or responsibility therefor shall be transferred to or assumed by the Buyer, pass to the Buyer at the Closing as of the Effective Time.  In the event that legal title in or to any of the Purchased Assets or legal responsibility for any of the Assumed Liabilities is not transferred or assumed at the Closing, Dictaphone and its Affiliates shall hold such Purchased Assets or Assumed Liabilities as nominee for the Buyer and its Affiliates until completion of such transfer or assumption.

(b)           In the event that legal title in or to any of the Purchased Assets or legal responsibility for any of the Assumed Liabilities to be sold, assigned, transferred, conveyed or assumed pursuant to this Agreement, or any claim, right or benefit arising thereunder or resulting therefrom, cannot be sold, assigned, transferred, conveyed or assumed hereunder as of the Closing Date because any waiting or notice period required in connection therewith has not expired or any consents, authorizations or approvals required therefor have not been obtained or waived, then the legal title in or to such Purchased Assets or the legal responsibility for such Assumed Liabilities shall not be sold, assigned, transferred, conveyed or assumed unless and until such waiting or notice period shall have expired or been waived or until such consent, authorization or approval shall have been obtained or waived.  In such event, Dictaphone shall, at its expense, and the Buyer shall, at its expense, use commercially reasonable efforts to cooperate in obtaining such consents, authorizations, approvals or waivers as soon as practicable.  Subject to Section 7.2, the failure of Dictaphone to obtain any required consents, authorizations, approval or waivers shall not affect the Buyer’s obligations to close under this Agreement or to pay, or cause to be paid, the Purchase Price.  Nothing in this Agreement shall be construed as an attempt to assign to the Buyer or its Affiliates any legal title or responsibility which, as a matter of Law or by the terms of any legally binding Contract to which Dictaphone or its Affiliates is subject, is not assignable without the consent of any other Person, unless such consent shall have been given or waived.

(c)           Pending the assignments, conveyances, transfers and assumptions referred to in Section 2.10(b), (A) Dictaphone shall (i) hold any such non-assigned, non-conveyed, non-transferred or non-assumed Purchased Assets or Assumed Liabilities for the benefit and at the risk of the Buyer, (ii) cooperate with the Buyer in any lawful and reasonable arrangements designed to provide the benefits and burdens of ownership thereof and responsibility therefor to the Buyer and (iii) indemnify and hold the Buyer harmless from and against any and all Losses rising solely from the failure to assign, convey, transfer or assume such Purchased Assets or Assumed Liabilities or to obtain any such consent, authorization or approval as has not been obtained or waived and (B) Buyer shall perform or cause the Buyer Affiliates to perform under any such non-assigned, non-conveyed, non-transferred or non-assumed Purchased Assets or Assumed Liabilities as if such non-assigned, non-conveyed, non-transferred or non-assumed Purchased Asset or Assumed Liability had been assigned, conveyed, transferred or assumed to or by Buyer or a Buyer Affiliate, including providing services under any warranty and recognizing, and not taking any action inconsistent with, any license granted under any such Purchased Asset or Assumed Liability.

(d)           All of the costs and expenses associated with the assignment to the Buyer, and the recordation by it, of the Business Intellectual Property shall be paid one-half by the Buyer and one-half by Dictaphone.

2.11         Subsidiary Asset Purchase Agreements.  At or prior to the Closing, Dictaphone shall cause each of the Selling Subsidiaries to enter into a separate transfer of assets and assumption of liabilities agreement with the applicable Buyer Affiliate, and the Buyer shall cause each such Buyer Affiliate to enter into such separate agreement with the applicable Selling Subsidiary, each such agreement to be substantially in the form of Exhibit F, with such modifications as are necessary or appropriate as a result of (a) differences in the businesses and Purchased Assets and Assumed Liabilities of each Selling Subsidiary, (b) differences in local law or customs which may require changes in order to maintain substantially the same legal meaning and effect under local law and custom as provided for with respect to the comparable provisions of this Agreement, and (c) the parties’ respective tax considerations to the extent that they are not inconsistent with the comparable provisions of this Agreement (such agreements are, collectively, the “Subsidiary Asset Purchase Agreements”).  Each Subsidiary Asset Purchase Agreement shall be subject to this Agreement and shall be construed so as to be consistent with each other and this Agreement and so as not to create duplicative rights and liabilities (although they may create additional rights and liabilities); provided, however, that, in the event of a conflict or inconsistency between this Agreement and such Subsidiary Asset Purchase Agreement as to any matter other than one mandatorily governed by laws or orders of the applicable jurisdiction of the Selling Subsidiary whose assets and liabilities are subject to such Subsidiary Asset Purchase Agreement, this Agreement shall govern and, in the event of a conflict or inconsistency as to any matter mandatorily so governed, such Subsidiary Asset Purchase Agreement shall govern.  The Parties agree to use commercially reasonable efforts to limit the number and scope of Subsidiary Asset Purchase Agreements to those required by local legal requirements and their respective tax considerations.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF DICTAPHONE

Dictaphone hereby makes the following representations and warranties, each of which is true and correct on the date hereof and shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein.

3.1           Existence and Power; Consents.

(a)           Each Seller has the corporate, partnership, limited liability company or other organizational power and authority, as applicable, to execute and deliver this Agreement and any Related Agreement to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  Each Seller has the requisite corporate, partnership, limited liability company or other organizational power and authority, as applicable, to transfer the Purchased Assets owned by such Seller, to assign the Assumed Liabilities of such Seller and to consummate the transactions contemplated hereby.

(b)           Each Seller is validly existing and in good standing under the laws of its jurisdiction of formation (to the extent such concept is recognized in such jurisdiction) and each jurisdiction in which the nature of its business makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect.  Dictaphone is qualified to transact business as a foreign corporation in Florida.

(c)           No Seller is a party to, subject to or bound by any Encumbrance or Law which would (i) be breached or violated in any material respect by the execution or delivery by such Seller of this Agreement (to the extent it is a party hereto) or a Related Agreement to which it is a party or the performance by any Seller of the transactions contemplated by this Agreement or a Related Agreement (to the extent it is a party hereto) or (ii) prevent the carrying out of the transactions contemplated hereby (to the extent it is a party hereto).  Except as set forth in Disclosure Schedule Section 3.1(c), no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any governmental or regulatory authority or any lender, lessor, distributor, customer, supplier, licensor or other third-party is required in connection with the execution, delivery or performance of this Agreement by any Seller or any of the Related Agreements to which such Seller is a party or the consummation by the Sellers of the transactions contemplated hereby (to the extent it is a party hereto) and thereby (to the extent it is a party hereto), except for any such permits, consents, waivers, approvals, authorizations, declarations, filings or registrations the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect.  The transactions contemplated hereby will not result in the creation of any Encumbrance against the Purchased Assets.

(d)           The Sellers have the power and authority to own, lease and use their respective assets in connection with the Business.

3.2           Valid and Enforceable Agreement; Authorization.  This Agreement and the Related Agreements have been duly executed and delivered by the Sellers party thereto and constitute legal, valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with their terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (b) general principles of equity.  The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized, approved and ratified by all necessary corporate action (including stockholder approval to the extent required by law or contract) on the part of the Sellers party thereto.

3.3           Ownership.  Except for the Permitted Encumbrances, the Sellers together have good title to and are the sole and exclusive owner of all right, title and interest in and to all of the Purchased Assets, free and clear of all Encumbrances.  At Closing, the Buyer and the Buyer Affiliates together will acquire all right, title and interest in and to all of the Purchased Assets, free and clear of all Encumbrances, other than Permitted Encumbrances and any Encumbrances created by acts or omissions of the Buyer and its Affiliates.  Except as set forth in Disclosure Schedule Section 3.3, none of the Purchased Assets is in the possession of Persons other than a Seller or held by Dictaphone or its Affiliates on consignment.

3.4           Financial Statements; Other Financial Information.

(a)           Other Financial Information.  Disclosure Schedule Section 3.4(a) set forth, in each case as of, or for, the twelve (12) months ended December 31, 2004: (i) the aggregate dollar amount of product revenue of the Business (calculated in accordance with U.S. GAAP); (ii) the aggregate dollar amount of Product Backlog of the Business calculated in a manner consistent with past practices and (iii) the aggregate dollar amount of Net Adjusted Working Capital Level of the Business (collectively, the “Other Financial Information”).  The Other Financial Information (y) was derived from the books and records of the Business and (z) is true and correct in all material respects.

(b)           Audited Financial Statements.  The Audited Financial Statements to be delivered prior to the Closing pursuant to Section 6.7 (i) will be derived from the books and records of the Business, (ii) will fairly present, in all material respects, the financial position and results of operations of the Business at the dates and for the periods indicated in accordance with U.S. GAAP and the applicable requirements of Rule 3-05 of Regulation S-X, except as described in Disclosure Schedule Section 3.4(b) and (iii) will be accompanied by (x) an unqualified report thereon by an independent auditor (which shall be one of the four largest independent auditing firms in the United States) (the “Auditor’s Report”).  The balance sheets included in the Audited Financial Statements will not include any material assets or liabilities that do not constitute a part of the Business as currently conducted by Dictaphone, the Purchased Assets or the Assumed Liabilities.  The statements of profit and loss included in the Audited Financial Statements will not reflect the operations of any Person or business that does not constitute a part of the Business as currently conducted by Dictaphone.

(c)           Estimated Closing Date Balance Sheet. The Estimated Closing Date Balance Sheet to be delivered prior to the Closing pursuant to Section 2.5(b) will (i) be derived from the books and records of the Business and (ii) fairly present, in all material respects, the financial position of the Business as of the Closing Date in accordance with U.S. GAAP. The Estimated Closing Date Balance Sheet will not include any material assets or liabilities that do not constitute a part of the Business as currently conducted by Dictaphone, the Purchased Assets or the Assumed Liabilities, recognizing that the Estimated Closing Date Balance Sheet will be an estimated financial statement.

(d)           Warranties.  Except as listed in Disclosure Schedule Section 3.4(d), there are no material unresolved warranty and support claims (including any pending claims) related to products or services of the Business (other than deferred revenues).

3.5           Absence of Certain Developments.  Except as set forth in Disclosure Schedule Section 3.5, since September 30, 2004, neither the Business nor the Sellers in respect of the Business have:

(a)           suffered any event, circumstance or condition having a Material Adverse Effect;

(b)           incurred any obligation or liability, whether due or to become due, or entered into any other transaction except in the Ordinary Course and except for liabilities and transactions that have not, individually or in the aggregate, had a Material Adverse Effect;

(c)           suffered any material adverse change in its relationship with any of the suppliers, customers, distributors, lessors, licensors, licensees or other third-parties which are material to the Business;

(d)           increased the rate or terms of compensation or benefits payable to or to become payable by it to any management or other key employee earning over $75,000 per year or increased the rate or terms of any bonus or Benefit Plan covering any such employee, except in each case increases occurring in the Ordinary Course in accordance with its customary practice (including normal periodic performance reviews and related compensation and benefits increases) or made any material changes in policies of employment;

(e)           received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

(f)            transferred or granted any rights or licenses under, or entered into any settlement regarding the breach or infringement of, any Business Intellectual Property, or modified any existing rights with respect thereto;

(g)           received any written notice by any customer or supplier material to the Business of an intention to discontinue or change the terms of its relationship;

(h)           made any material change in its accounting methods or practices, policies or principles, or made any new tax elections or changes in existing tax elections with respect to the Business inconsistent with past practice;

(i)            instituted, settled or agreed to settle any material litigation, action or proceeding before any court or governmental body relating to the Business or the Purchased Assets;

(j)            made any material changes in policies or practices relating to selling practices, returns, discounts or other terms of sale;

(k)           waived any claims or rights of material value to the Business other than in the Ordinary Course;

(l)            sold, leased, licensed or otherwise disposed of any of the Purchased Assets, other than in the Ordinary Course;

(m)          amended or terminated any Material Contract to which it is or was a party, other than in the Ordinary Course;

(n)           mortgaged, pledged or otherwise subjected to an Encumbrance any property, business or assets, tangible or intangible, used or held for use primarily in the Business, except Permitted Encumbrances or Encumbrances that will be released prior to the Closing Date; or

(o)           committed pursuant to a legally binding agreement to do any of the things set forth in clauses (b) through (n) above.

3.6           Taxes.  Except as set forth in Disclosure Schedule Section 3.6:

(a)           All material Tax returns required to be filed with respect to the Purchased Assets or the Business have been properly filed in a timely manner (taking into account all extensions of due dates) and are true, correct and complete in all material respects.

(b)           All Taxes (other than Retained Liabilities) due with respect to the Business or the Purchased Assets for all periods through the Effective Time have been or will be timely paid in full.

(c)           There are no deficiencies for any Taxes (including penalties and interest) in respect of the Purchased Assets or the Business. To the knowledge of Dictaphone, no audit of any Tax return with respect to the Business is currently pending or threatened. No claim has ever been made by any governmental authority in a jurisdiction where Dictaphone does not file Tax returns that it is or may be subject to taxation by that jurisdiction.

(d)           Dictaphone has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that in either case, would have a Material Adverse Effect.

3.7           Insurance.

(a)           Disclosure Schedule Section 3.7(a) lists and describes the following information with respect to each material insurance policy (including policies providing property, casualty, liability and workers’ compensation coverage, and bond and surety arrangements) with respect to which Dictaphone, in respect of the Business, is a party, a named insured, or otherwise the beneficiary of coverage:

(i)            The name, address and telephone number of the agent;

(ii)           The names of the insurer, the policyholder and each covered insured;

(iii)          The policy number and the period of coverage;

(iv)          The scope (including an indication of whether the coverage is on a claims made, occurrence or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v)           A description of any retroactive premium adjustments or other material loss-sharing arrangements.

(b)           With respect to each such insurance policy:  (i) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (ii) neither Dictaphone, in respect of the Business, nor, to Dictaphone’s knowledge, any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification or acceleration, under the policy; and (iii) no party to the policy has repudiated any material provision thereof.  Disclosure Schedule Section 3.7(b) describes any material self-insurance arrangements affecting the Business.

3.8           Litigation.  Except as set forth in Disclosure Schedule Section 3.8, there are no material actions, suits or proceedings pending or, to Dictaphone’s knowledge, threatened against Dictaphone or the other Sellers in respect of the Business.  Neither Dictaphone nor the other Sellers in respect of the Business are subject to any adverse order, judgment, writ, injunction or decree of any court or governmental or regulatory authority or body (excluding any such matters of general applicability or applicable to entities situated similarly to Dictaphone or the Business rather than to them specifically).

3.9           Product Liability Claims.  Except as set forth in Disclosure Schedule Section 3.9, neither Dictaphone nor the other Sellers in respect of the Business has received notice of any unresolved claim of personal injury, death, or property or economic damages, or any unresolved claim for injunctive relief in connection with any product or service manufactured, sold or provided by Dictaphone or the other Sellers (in respect of or as part of the Business).

3.10         Inventory and Accounts Receivable.

(a)           Inventory.

(i)            The inventory of the Business consists of supplies, manufactured and purchased parts, and finished goods, all of which (i) is merchantable, in good condition, fit for use in the future operations of the Business as currently operated and of a quality that is usable or saleable in the Ordinary Course, (ii) is adequate for the present needs of the Business and (iii) none of which is obsolete, damaged or defective, in the case of each clause

(i), (ii) and (iii) above, except (x) to the extent of, but only of, any reserve for inventory or other write-down as adjusted for the passage of time and conduct of the Business in the Ordinary Course in accordance with U.S. GAAP or (y) as set forth on Disclosure Schedule Section 3.10(a).  All inventory of the Business conforms in all material respects with applicable specifications and warranties, and has been produced in material compliance with applicable quality control procedures.  All inventory of the Business has been manufactured in accordance with applicable law in effect at the time of such manufacture, other than such noncompliance, if any, which would not, individually or in the aggregate, have a Material Adverse Effect.  The amount and mix of items in the inventory is in all material respects consistent with past practices.

(ii)           The Inventory reflected on the Estimated Closing Date Balance Sheet will consist of supplies, manufactured and purchased parts, and finished goods, all of which (i) will be merchantable, in good condition, fit for use in the future operations of the Business as currently operated and of a quality that will be usable or saleable in the Ordinary Course, (ii) will be adequate for the needs of the Business (as presently conducted by Dictaphone) as of the Closing Date and (iii) none of which will be obsolete, damaged or defective, in the case of clause (i), (ii) and (iii) above, except (x) to the extent of, but only of, any reserve for inventory or other write-down as adjusted for the passage of time and conduct of the Business in the Ordinary Course in accordance with U.S. GAAP, subject to adjustment by the Closing Date Balance Sheet, or (y) as set forth on Disclosure Schedule Section 3.10(a).  All Inventory reflected on the Estimated Closing Date Balance Sheet will conform in all material respects with applicable specifications and warranties, and will have been produced in material compliance with applicable quality control procedures.  All Inventory reflected on the Estimated Closing Date Balance Sheet will have been manufactured in accordance with applicable law in effect at the time of such manufacture, other than such noncompliance, if any, which would not, individually or in the aggregate, have a Material Adverse Effect.  The amount and mix of items in the Inventory reflected on the Estimated Closing Date Balance Sheet will be consistent in all material respects with past practices.

(b)           Accounts Receivable.

(i)            All notes and accounts receivable of the Business are valid receivables subject to no setoffs or counterclaims and are current and collectible in the Ordinary Course without resort to litigation, in each case, except (x) to the extent of, but only of, any reserve for doubtful accounts and bad debts or other write-down as adjusted for the passage of time and conduct of the Business in the Ordinary Course in accordance with U.S. GAAP or (y) the other matters as set forth on Disclosure Schedule Section 3.10(b).

(ii)           All Accounts Receivable reflected on the Estimated Closing Date Balance Sheet will be valid receivables subject to no setoffs or counterclaims and will be current and collectible in the Ordinary Course without resort to litigation, in each case, except (x) to the extent of, but only of, any reserve for doubtful accounts and bad debts or other write-down as adjusted for the passage of time and conduct of the Business in the Ordinary Course in accordance with U.S. GAAP, subject to adjustment by the Closing Date Balance Sheet, or (y) as set forth on Disclosure Schedule Section 3.10(b). All orders which are included in Accounts Receivable on the Estimated Closing Date Balance Sheet will not, to the knowledge of Dictaphone, as of the Closing Date, be subject to valid return (except for products returned in the Ordinary Course).

3.11         Condition of Personal Property.  Except as set forth in Disclosure Schedule Section 3.11, all of the Tangible Business Assets which are material to the conduct of the Business are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used in the Business.

3.12         Property; Title.  On the Closing Date, the Purchased Assets, and the assets utilized in performing transition and manufacturing services pursuant to the Transition Services/Shared Services Agreement and Manufacturing Agreement, will constitute all property, tangible and intangible, (a) used by the Sellers to transact the Business as presently conducted and as currently proposed to be conducted by Sellers (absent the transactions contemplated hereby) in the Ordinary Course, or (b) necessary to operate the Business in the Ordinary Course, except, in each case, (i) for the Excluded Assets and (ii) where the absence thereof does not have a Material Adverse Effect.  On the Closing Date, the assets identified in Section vi of Annex 2.1(a) and Section vi of Annex 2.1(c) constitute all of the Purchased Assets necessary to perform the Services (as defined in the Manufacturing Agreement) under the Manufacturing Agreement, except that such Purchased Assets expressly exclude any generic, commercially-available equipment identified in Section 5 of Annex 2.2.

3.13         Contracts.

(a)           Disclosure Schedule Section 3.13(a) sets forth a list of all Contracts as of the date hereof that:

(i)            involve payments by a Seller to another party having a value in excess of $25,000 in any 12-month period and which may not be cancelled with less than thirty (30) days’ prior written notice;

(ii)           involve joint ventures;

(iii)          involve distribution or reseller arrangements;

(iv)          are with any current employee or consultant;

(v)           are with any labor union or association representing any employee;

(vi)          are leases with respect to personal property having lease payments in excess of $25,000 in any twelve (12) month period;

(vii)         are customer sales, service, maintenance or license agreements or other end user agreements under which payments exceeding $25,000 were made in the prior fiscal year;

(viii)        grant a Seller the right to use Intellectual Property of third-parties in the Business under which payments exceeding $25,000 in the aggregate were or will be made in the prior, current or any single future fiscal year, but not including licenses or agreements relating to “shrink wrap” software or other software used to support the infrastructure or enterprise operations of the Business;

(ix)           limit or otherwise restrict a Seller, the Business or any successor to a Seller as operator of the Business in the manner or scope (including geographic or technological scope) of the design, development, marketing, sale, production or service of systems and products of the Business; and

(x)            any other material Contract of a Seller with respect to the Business entered into other than in the Ordinary Course.

Each contract described in Section 3.13 is referred to as a “Material Contract.”

(b)           Except as set forth in Disclosure Schedule Section 3.13(b), each Material Contract is a legal, valid and binding obligation of the Seller party thereto, enforceable against such Seller party thereto and, to Dictaphone’s knowledge, is in full force and effect, is a legal, valid and binding obligation of the other parties thereto and is enforceable against the other parties thereto.  No Seller party to any Material Contract has taken any action to terminate, repudiate or disclaim such Material Contract and, to the knowledge of Dictaphone, after the Closing Date, the Material Contracts will continue to be in full force and effect, be legal, valid and binding obligations of the other parties thereto and enforceable against the other parties thereto following delivery of any consents, waivers or approvals contemplated hereby.  For purposes of this Section 3.13(b), the enforceability of any Material Contract is subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditor’s rights generally and subject to principles of equity.

(c)           To Dictaphone’s knowledge, no Seller nor other party thereto is in default under any Material Contract, other than such defaults, if any, which would not, individually or in the aggregate, have a Material Adverse Effect.

(d)           No Seller has received any written notice of any intention to terminate, repudiate or disclaim any Material Contract from any other party thereto.

3.14         Licenses and Permits.  Except as set forth in Disclosure Schedule Section 3.14, each Seller has all governmental permits, licenses and authorizations necessary for the conduct of the Business as presently conducted by it and as currently proposed to be conducted by it in the Ordinary Course, except where the absence thereof does not have a Material Adverse Effect, and all such permits, licenses and authorizations are valid and in full force and effect in all material respects.  Each Seller is in compliance in all material respects with such permits, licenses and authorizations.  No such permit, license or authorization has been, or to Dictaphone’s knowledge is threatened to be, revoked, canceled, suspended or materially adversely modified.

3.15         Undisclosed Liabilities.  Except as set forth in Disclosure Schedule Section 3.15, the Business has no material known Liabilities except for (i) Liabilities set forth on the December 31 Balance Sheet and (ii) Liabilities that have arisen subsequent to the date of the December 31 Balance Sheet in the Ordinary Course.

3.16         Compliance with Laws.  Except as set forth in Disclosure Schedule Section 3.16, each Seller in respect of the Business is in compliance in all material respects with all applicable Laws currently in effect (including the Foreign Corrupt Practices Act), and no Seller has received any notice, report or other information alleging any material conflict, violation, breach or default of such Laws.

3.17         Environmental Matters.  Except as set forth in Disclosure Schedule Section 3.17:

(a)           Each Seller in respect of the Business is in compliance in all material respects with all Environmental Laws.  There is no civil, criminal or administrative action, suit, investigation or proceeding pending or, to Dictaphone’s knowledge, threatened against any Seller in respect of the Business relating to or arising from any Environmental Laws which is reasonably expected to have a Material Adverse Effect.

(b)           No Seller in respect of the Business has not received any written notice, report or other information regarding any actual or alleged material violation of, or liability under, Environmental Laws relating to it or its past or current operations or facilities except such notices, reports or other information that have been complied with and resolved.  Neither Dictaphone in respect of the Business nor any of its predecessors or Affiliates in respect of the Business has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including any hazardous materials, or owned or operated the Business or any owned or leased real property in a manner that has given or will give rise to any material liability under any Environmental Law.  The off-site treatment, storage or disposal (or arrangement for off-site disposal) of hazardous materials, substances or wastes by the Sellers (in relation to the Business), including any such materials, substances or wastes produced or generated in connection with operations upon any owned or leased real property, has not given and will not give rise to any material liability under any Environmental Law.

3.18         Intellectual Property.

(a)           Annex 2.1(c) sets forth the Business Intellectual Property which will be transferred by the Sellers to the Buyer at the Closing, including (i) all Business Intellectual Property comprising issued patents and patent applications (including all provisional, continuation, continuation-in-part, divisional and foreign applications) and trademarks, service marks, trade names, fictitious names, service marks and copyright registrations owned by or assigned or licensed exclusively to the Sellers and (ii) the jurisdictions in which each item of such Business Intellectual Property has been issued or registered or in which any such application for such issuance or registration has been filed.  The Business Intellectual Property that will be transferred by the Sellers to the Buyer at the Closing constitutes all of the Intellectual Property necessary to operate the Business in the Ordinary Course as the Business is operated as of the date of this Agreement.

(b)           Except as set forth in Disclosure Schedule Section 3.18(b), no material claims by any Person contesting the validity or ownership of any of the Business Intellectual Property or the other Intellectual Property listed on Annex 2.1(c) are pending or, to Dictaphone’s knowledge, threatened.

(c)           Except as set forth in Disclosure Schedule Section 3.18(c), no claims have been filed by the Sellers asserting that any Person is infringing upon, misappropriating or otherwise violating the Business Intellectual Property listed on Annex 2.1(c).

(d)           Except as set forth in Disclosure Schedule Section 3.18(d), Dictaphone has provided to the Buyer true and complete copies of all material contracts, licenses, sublicenses and other agreements to which any Seller is a party under which it is authorized to use any Third Party Intellectual Property related to the Business, including any Third Party Intellectual Property related to the Business that is or is intended to be used by it in the Business, or otherwise in connection with any product or service currently in use, marketed or under development for the Business.

(e)           Except as set forth in Disclosure Schedule Section 3.18(e), no Seller is a party to any oral license, sublicense or other agreement related to the Business Intellectual Property which, if reduced to written form, would be required to be listed and provided under any other section of this Agreement.

(f)            Except as set forth in Disclosure Schedule 3.18(f), the Business Intellectual Property listed in Annex 2.1(c) has been properly filed, applied for, registered and/or maintained, as applicable, and, to the knowledge of Dictaphone, is in good standing and enforceable under applicable laws and regulations, and no renewal, fee payment, filing of an affidavit of continuing use, or any other action is or will be required to be taken with respect to any such application, registration, or issued patent within twelve (12) months after the date of this Agreement in order to maintain its validity and enforceability.

(g)           Except as set forth in Disclosure Schedule Sections 3.8 or 3.18(g), no material action, suit, proceeding or other investigation with respect to Intellectual Property to be conveyed or licensed under this Agreement or otherwise relating to the Business is pending or, to Dictaphone’s knowledge, threatened. Dictaphone has made available to the Buyer true, correct and complete copies of all suits, actions or proceedings or written notices listed in Disclosure Schedule Section 3.18 (g).

(h)           Neither the development, manufacturing, marketing, licensing or sale of any of its current products of the Business or the performance by any Seller of any of its services of the Business, nor the conduct of the Business as presently conducted, infringes, violates or misappropriates any Third Party Intellectual Property in any material respect.

(i)            Except as set forth in Disclosure Schedule Section 3.18(i), to the knowledge of Dictaphone, none of the Business Intellectual Property is being infringed by activities, products or services of, or is being misappropriated by, any Third Party in any material respect.

(j)            Except as set forth in Disclosure Schedule Section 3.18(j), the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the compliance by any Seller with the provisions of this Agreement do not and will not conflict with, or result in any material violation of, or material default (with or without notice or lapse of time or both) under, or give rise to, any material right, license or encumbrance relating to any Intellectual Property to be conveyed or licensed under this Agreement, and do not and will not result in any material right of termination, cancellation or acceleration of any such Intellectual Property right or obligation set forth in any agreement to which any Seller is a party or any material loss or encumbrance (other than Permitted Encumbrances) of any such Intellectual Property or benefit related thereto, and do not and will not result in the creation of any Lien in or upon any such Intellectual Property, or otherwise limit or restrict the Buyer’s ability to conduct the Business as currently conducted or as currently proposed to be conducted by Dictaphone.

(k)           Dictaphone has provided to the Buyer a copy of its policy regarding the protection of its trade secrets and confidential information and regarding the assignment to it of all Intellectual Property rights arising from services provided to it by its personnel (the “IP Policy”).  Dictaphone has used commercially reasonable efforts to safeguard and maintain the secrecy and confidentiality of the Business Intellectual Property, and to obtain rights in and to any such Intellectual Property generated by its personnel.  To the knowledge of Dictaphone, none of the current officers, employees or consultants of the Sellers currently claim or have claimed any material ownership interest in any of the Business Intellectual Property as a result of that Person having been involved in the development of any such Intellectual Property while employed by or providing consulting services to it, or otherwise.  To the knowledge of Dictaphone, there has been no material violation of its IP Policy or any confidentiality or assignment of Intellectual Property agreement relating to the Business Intellectual Property.

(l)            To the knowledge of Dictaphone, none of the source code related to any products or services related to the Business provided by the Sellers, nor any other of the trade secrets of the Sellers related to the Business, has been published or disclosed, except pursuant to a non-disclosure agreement that is in the standard form used by the Sellers requiring the parties receiving such information to keep it confidential.

(m)          Disclosure Schedule Section 3.18(m) lists all worldwide opposition or cancellation proceedings pending or, to the knowledge of Dictaphone, threatened relating to a trademark registration or trademark application listed on Annex 2.1(c).  Except for those pending or threatened opposition or cancellation proceedings so listed, to the knowledge of Dictaphone, no trademark office worldwide has put forth a substantive objection to a Dictaphone trademark application that should prevent registration of a pending trademark application.

(n)           Dictaphone expects all pending copyright applications worldwide to receive registration and, to the knowledge of Dictaphone, no third party has objected or threatened to object to registration of a Dictaphone copyright.

(o)           To the knowledge of Dictaphone, no issued patent or patent application to be conveyed or licensed under this Agreement has been declared or adjudicated invalid, null or void, or its subject matter declared unpatentable or finally rejected as unpatentable, in any judicial or administrative proceeding, nor has any foreign patent or application corresponding in whole or in part to the patent been declared invalid, null or void, or its subject matter declared unpatentable or finally rejected as unpatentable in any judicial or administrative proceeding.

(p)           Dictaphone has no knowledge of any prior material art or other material facts which would jeopardize the validity or enforceability of any patent, trademark, or copyright to be conveyed or licensed under this Agreement.

(q)           Dictaphone has duly recorded all assignments and transfers affecting title to any patent, trademark or copyright related to the Business to be conveyed or licensed under this Agreement in the U.S. Patent and Trademark Office or appropriate foreign patent office or other governmental agency and, to the knowledge of Dictaphone, Dictaphone is the sole owner of such patents, trademarks and copyrights free of any lien or encumbrance (other than Permitted Encumbrances).

(r)            To the knowledge of Dictaphone, except as listed in Disclosure Schedule Section 3.18(r), no licenses or rights related to the Business have been granted to any third party to distribute or copy any of Dictaphone’s source code for, or to use any of its source code to create Derivative Works (as defined by US copyright law) related to the Business from, any products embodying any Business Intellectual Property to be conveyed hereunder.

(s)           No federal, state, local or other government funding or university or college facilities were used in the development of the Business Intellectual Property or products to be conveyed hereunder.

3.19         Employee Matters.  Except as set forth in Disclosure Schedule Section 3.19, (i) no Seller in respect of the Business is delinquent in payments to any of the Employees for any wages or other compensation for any services performed by them or amounts required to be reimbursed to such Employees, (ii) subject to Article 5, including Annex 5.6(a), upon termination of the employment of any Transferred Employees, the Buyer will not by reason of any action taken or not taken by the Sellers prior to the Closing be liable to any of such Employees for severance pay or any other payments and (iii) to Dictaphone’s knowledge, no management or Key Employee engaged primarily in the operations of the Business and earning a base salary over $75,000 per year intends to terminate his or her employment with the Sellers.

3.20         Employee Benefits.  Disclosure Schedule Section 3.20 lists each Benefit Plan that a Seller maintains, or to which it contributes, in respect of the Business.

(a)           To Dictaphone’s knowledge, each such Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in accordance with the terms thereof and complies in form and in operation in all respects with the applicable requirements of ERISA and the Code, except where the failure to so comply would not have a Material Adverse Effect.

(b)           All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made to each such Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA).  All premiums or other payments that are due have been paid with respect to each such Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA).

(c)           Each such Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination letter from the IRS to the effect that it meets the requirements of Code Section 401(a).

(d)           With respect to each Benefit Plan that Dictaphone, in respect of the Business, maintains or has maintained, or to which it contributes or has been required to contribute, during the prior six (6) years:

(i)            No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any such Benefit Plan (other than routine claims for benefits) is pending, except where the action, suit, proceeding, hearing or investigation would not have a Material Adverse Effect.

(ii)           As of the last day of the most recent prior plan year, the market value of assets under each Benefit Plan that is an “employee pension benefit plan” equaled or exceeded the present value of liabilities thereunder (determined in accordance with then current funding assumptions).

(iii)          Dictaphone, in respect of the Business, has not incurred any Liability to the Pension Benefit Guaranty Corporation (other than premium payments thereto) or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any such Benefit Plan that is an “employee pension benefit plan.”

3.21         No Guarantees.  None of the Liabilities of the Business or of any Seller incurred in connection with the operation of the Business is guaranteed by or subject to a similar contingent obligation of any other Person.  Except for ordinary course trade activities with respect to the sale and servicing of products, no Seller with respect to the Business has guaranteed or become subject to a similar contingent obligation in respect of the obligations or Liabilities of any other Person.  Except for trade letters of credit and other ordinary course trade activities, there are no outstanding letters of credit, surety bonds or similar instruments of Dictaphone or any of its Affiliates in connection with the Business or the Purchased Assets.

3.22         Certain Business Relationships with the Business.  Neither Dictaphone nor any of its stockholders, officers, directors or employees, including any Affiliates thereof, (i) have been involved in any material business arrangement or relationship with the Business within the past twelve (12) months or (ii) own any material asset, tangible or intangible, that is used or held for use in the Business except through the Sellers.

3.23         Disclosure.  The representations and warranties contained in Article 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading.

3.24         Customers and Suppliers.

(a)           Disclosure Schedule Section 3.24(a) lists the 25 largest customers (the “Major Customers”) of the Business based on revenues (on a consolidated basis) for the 2004 fiscal year and sets forth opposite the name of each such Major Customer the percentage of revenues of the Business (on a consolidated basis) attributable to each such Major Customer.  No

Seller has received any written notice that any such Major Customer has (i) ceased, or will cease, to use the products or services of the Business, (ii) substantially reduced or will substantially reduce, the use of products or services of the Business or (iii) has sought, or is seeking, to reduce the price it will pay for products or services of the Business (other than due to announcements of the transactions contemplated by this Agreement) or that any such Major Customer will not purchase products or services of the Business from the Buyer at any time after the Closing Date on terms and conditions similar to those used in its current purchases from the Business. Disclosure Schedule Section 3.24(a) sets forth as of February 28, 2005 any account or note receivable past ninety (90) days due from any Major Customer.

(b)           Since the date of the December 31 Balance Sheet, to the knowledge of Dictaphone, no Seller has received any written or oral notice that there has been any material adverse change in the price of software development services, software products, hardware, raw materials, supplies, merchandise or other goods or services provided by any material supplier of or licensor to the Business or that any such supplier will not sell or license software development services, software products, hardware, raw materials, supplies, merchandise or other goods or services for use in the Business to the Buyer at any time after the Closing Date on terms and conditions similar to those used in its current sales or licenses to the Business.

(c)           Except has listed in Disclosure Schedule Section 3.24(c), no Seller is a party to any exclusive distribution agreement or obligation, non-compete agreements, or other agreements which limit the scope of its sales and marketing activities in any geographic area or industry sector in respect of the Business.

3.25         Product Backlog.  As of March 31, 2005, the aggregate Product Backlog was Nine Million One Hundred Thousand U.S. Dollars (U.S.$9,100,000).  Disclosure Schedule Section 3.25 sets forth, for each order included in Product Backlog, the customer name, product/service description and dollar amount of the revenue associated with such order and the date such order was received.  Except as set forth on Disclosure Schedule Section 3.25, all such Product Backlog has been determined on a basis consistent with the Business’s historical practices.

3.26         Absence of Certain Business Practices.  No Seller nor, to Dictaphone’s knowledge, any officer, director, employee, agent or Affiliate of Dictaphone, or any other person acting on their behalf, has, directly or indirectly, within the past five (5) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business in violation of any Law (i) which subjected or would have subjected any Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which if not given in the past, would have had a Material Adverse Effect or (iii) which if not continued in the future, would have a Material Adverse Effect or would subject any Seller to suit or penalty in any private or governmental litigation or proceeding.

3.27         Brokers, Finders.  Other than Houlihan Lokey Howard & Zukin (“Houlihan”), whose fee may be paid by Dictaphone, no finder, broker, agent or other intermediary acting on behalf of Dictaphone is entitled to a commission, fee or other compensation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

3.28         Amendment to OSS Agreement.  Attached hereto as Exhibit G is a true and correct copy of the amendment to the OSS Agreement.  The amendment to the OSS Agreement has been duly executed and delivered by Dictaphone and Omnee Systems Software Corporation, and the sole condition to its effectiveness and valid and effective assignment to Buyer are (a) the payment of $1,000,000 by Dictaphone to OSS (the “OSS Payment”), and (b) the Closing.

3.29         No Other Representations or Warranties.  Except for the representations and warranties contained in this Article 3, neither Dictaphone, nor any other Person, makes any other express or implied representation or warranty on behalf of Dictaphone or any Affiliate of Dictaphone with respect to the Business, the Purchased Assets, the Assumed Liabilities or otherwise with respect to the subject matter of this Agreement or the Related Agreements.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby makes the following representations and warranties to Dictaphone, each of which is true and correct on the date hereof and shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein.

4.1           Existence and Power.

(a)           The Buyer and each Buyer Affiliate has the corporate, partnership, limited liability company or other organizational power and authority, as applicable, to execute and deliver this Agreement and each Related Agreement to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

(b)           The Buyer and each Buyer Affiliate is validly existing and in good standing under the laws of its jurisdiction of formation (to the extent such concept is recognized in such jurisdiction) and each jurisdiction in which the nature of its business makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a material adverse effect on the Buyer or the Buyer Affiliates.

(c)           Neither the Buyer nor any Buyer Affiliate is a party to, subject to or bound by any contract, Encumbrance or Law which would (i) be breached or violated or the Buyer’s or any Subsidiary’s obligations thereunder accelerated or increased (whether or not with notice or lapse of time or both) by the execution or delivery by the Buyer or any Buyer Affiliate of this Agreement (to the extent it is a party hereto) or any Related Agreement to which it is a party or the performance by the Buyer or any Buyer Affiliate of the transactions contemplated hereby (to the extent it is a party hereto) or thereby (to the extent it is a party thereto) or (ii) prevent the carrying out of the transactions contemplated by this Agreement (to the extent it is a party hereto) or by the Related Agreements (to the extent it is a party thereto).  Except as provided for in Disclosure Schedule Section 4.1, no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any governmental or regulatory authority or third-party is required in connection with the execution, delivery or performance of this Agreement or any of the Related Agreements by the Buyer or any Buyer Affiliate or the consummation by the Buyer or any Buyer Affiliate of the transactions contemplated by this Agreement (to the extent it is a party hereto) or any Related Agreement to which it is a party, except for any such permits, consents, waivers, approvals, authorizations, declarations, filings or registrations the failure of which to obtain would not have a material adverse effect on the Buyer or upon the consummation of the transactions contemplated by this Agreement or by the Related Agreements.

4.2           Valid and Enforceable Agreement; Authorization.  This Agreement and the Related Agreements have been duly executed and delivered by the Buyer and the Buyer Affiliates party thereto and constitute legal, valid and binding obligations of the Buyer and the Buyer Affiliates party thereto, enforceable against the Buyer and the Buyer Affiliates in accordance with their terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general principles of equity.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary action on the part of the Buyer and the Buyer Affiliates.

4.3           Brokers, Finders.  The Buyer shall pay all commissions, fees or other compensation incurred by any finder, broker, agent or other intermediary retained by the Buyer and acting on behalf of the Buyer in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

4.4           Litigation.  There are no actions, suits, proceedings, orders or investigations pending or, to the Buyer’s knowledge, threatened against the Buyer or any of the Buyer Affiliates, at law or in equity, which if adversely determined would have a material adverse effect on the Buyer’s or any Buyer Affiliate’s performance under this Agreement or any Related Agreement to which it is a party or the consummation of the transactions contemplated hereby or thereby.  There are no injunctions, decrees or unsatisfied judgments outstanding against or related to the Buyer or any Buyer Affiliate which could interfere with the Buyer’s or any Buyer Affiliate’s ability to consummate the transactions contemplated by this Agreement.

4.5           Funds.  The Buyer has, and at all times will have, sufficient funds on hand or available pursuant to unconditional commitments to pay the Purchase Price and any Adjustment.

4.6           Amendment to OSS Agreement.  The Buyer acknowledges that (a) a true and complete copy of the amendment to the OSS Agreement has been attached by Dictaphone as Exhibit G to this Agreement, (b) the terms and provisions of the amendment to the OSS Agreement attached hereto as Exhibit G are in form and substance satisfactory to the Buyer and (c) no condition to effectiveness of the amendment to the OSS Agreement and its valid and effective assignment to Buyer remains unsatisfied other than the (a) the OSS Payment, and (b) Closing.

4.7           No Other Representations or Warranties.  Except for the representations and warranties contained in this Article 4, neither the Buyer, nor any other Person, makes any other express or implied representation or warranty on behalf of the Buyer. By entering into this Agreement, the Buyer acknowledges that it has not relied on, and is not relying on, projections, predictions, forecasts or similar forward-looking statements which were made or prepared by or on behalf of Dictaphone or its Affiliates.

ARTICLE 5

EMPLOYEES

5.1           Access to Employees; Offers of Employment to U.S. Employees.

(a)           Offers to U.S. Employees.  From and after the date of this Agreement, Dictaphone shall make the General Manager and Vice Presidents of the Business available to Buyer, for the purpose of evaluating U.S. Employees and assisting Buyer in deciding to which U.S. Employees the Buyer and/or a Buyer Affiliate shall make offers of employment.  The General Manager, Vice Presidents and Key Employees of the Business shall cooperate with the Buyer to provide the Buyer with reasonable access to the U.S. Employees for the purpose of the Buyer or a Buyer Affiliate interviewing, evaluating and extending offers to certain U.S. Employees; provided, however, that normal conduct of the Business shall not be unreasonably disrupted thereby.  The Buyer shall make or cause a Buyer Affiliate to make an offer of employment to those U.S. Employees, other than the Retained Employees, it wishes to hire and shall provide Dictaphone with a list of all such U.S. Employees to whom it has extended offers within twenty (20) Business Days of the date hereof, but in no event later than ten (10) Business Days prior to Closing.  The number of U.S. Employees of the Business to whom the Buyer shall make offers within twenty (20) Business Days hereof shall not be less than one hundred fifty (150) U.S. Employees.  If any such offers of employment are rejected by any U.S. Employees, the Buyer agrees to extend, or cause a Buyer Affiliate to extend, additional offers of employment in lieu of such original offers of employment to other U.S. Employees who are not Retained Employees and to whom offers of employment have not yet been made, provided, however, that the Buyer and the Buyer Affiliates may, but shall not be required, to extend additional offers (x) to U.S. Employees who are not qualified for the positions with respect to which offers have been made to other U.S. Employees and rejected or (y) to the extent that the aggregate number at any time of offers which have been accepted plus offers which have been extended but neither accepted nor rejected exceeds one hundred fifty (150).  The Buyer and the Buyer Affiliates shall extend all such offers of employment to U.S. Employees in good faith and in collaboration with Dictaphone and shall keep Dictaphone and its Vice President of Human Resources informed of all material developments relating to the terms, acceptance, negotiation or rejection of such offers.  No Seller shall make any offers to U.S. Employees, who are not Retained Employees, for them to remain in the employ of any Seller after the Closing Date, which offers compete with the Buyer’s or any Buyer Affiliate’s offers of employment to such Employees. No Seller shall make any offers to employ or engage or otherwise solicit (at any stage) any EU Employee, Swiss Employee or Canadian Employee, in each case, who are not Retained Employees, for them to remain in or transfer to the employ or engagement of any Seller after the Closing Date.

(b)           Terms of Offers.  The offers of employment referred to in Section 5.1(a) shall be conditioned and effective upon the Effective Time (or, for any U.S. Employee on a leave of absence when offered employment by the Buyer or a Buyer Affiliate, the offer of the Buyer or a Buyer Affiliate may specify that the initial date of employment under such offer shall be effective upon the date of the U.S. Employee’s return from the leave of absence).   Such offers of employment shall be on terms and conditions to be decided by the Buyer in its sole discretion, provided only that as to each U.S. Employee such terms and conditions may be either (i) comparable with the terms and conditions of such offeree’s employment with Dictaphone or a Selling Subsidiary in effect as of the date of this Agreement or (ii) consistent with the customary employment practices of the Buyer or a Buyer Affiliate as of the Effective Time for those of its employees having similar levels of responsibility as such offeree.  The Buyer shall provide to Dictaphone, prior to extending any offer of employment to any U.S. Employee and within twenty (20) Business Days after the date hereof, but in no event later than twenty (20) Business Days prior to Closing or with reasonable promptness after extending an offer, the terms and conditions of any offers of employment to any U.S. Employee and shall extend any such offers of employment in consultation with Dictaphone, in a manner that minimizes interruption to the Business and Dictaphone’s other businesses and in a manner that encourages U.S. Employees to accept such offers of employment from the Buyer or a Buyer Affiliate.  An agreement by the Buyer and Dictaphone as to what constitutes “terms and conditions that are comparable with the terms and conditions of each such U.S. Employee’s employment with Dictaphone or a Selling Subsidiary in effect as of the date of this Agreement” for purposes of this Section 5.1(c) shall be set forth in a separate letter agreement between Buyer and Dictaphone, shall be entered into by the Parties within ten (10) Business Days of the date of this Agreement and shall be incorporated by reference in this Section 5.1(c).

(c)           Transferred Employees.  Those U.S. Employees who accept employment as of the Effective Time with the Buyer or any of its Affiliates are referred to as “Transferred U.S. Employees.”  Receipt by the Buyer or a Buyer Affiliate of acceptances of employment by less than one hundred thirteen (113) U.S. Employees as of the Effective Time shall constitute the failure of the condition to Closing set forth in Section 7.5; provided, however, that it shall not constitute a failure of such condition to Closing unless all U.S. Employees (except for up to five (5) U.S. Employees) have been offered employment by the Buyer within thirty (30) Business Days after the date of this Agreement on terms and conditions that are comparable with the terms and conditions of each such U.S. Employee’s employment with Dictaphone or a Selling Subsidiary in effect as of the date of this Agreement; and provided further, however, that the Buyer shall promptly notify Dictaphone of the receipt by the Buyer or any Buyer Affiliate of any acceptances of employment by any U.S. Employee.

(d)           Required Transferred Employees.  The Parties acknowledge that, on or prior to the date hereof, the Buyer or a Buyer Affiliate has entered into definitive employment agreements with those U.S. Employees listed on Annex 5.1(d), on terms reasonably satisfactory to the Buyer, which agreements shall become effective upon the Closing and, accordingly, that any condition to Closing in respect thereof has been satisfied.  The U.S. Employees listed on Annex 5.1(d) are collectively referred to herein as the “Key Employees.”

(e)           U.S. Severance.  To the extent that the payment of severance benefits or government-required termination liabilities to any Transferred U.S. Employee is required as a result of the consummation of the transactions contemplated by this Agreement and the concurrent transfers of employment, such severance benefits and government-required termination liabilities shall be the sole responsibility of Dictaphone.

(f)            Benefits Service, Waiting Periods and Thresholds.  The Buyer shall have sole discretion with respect to establishing all rights of Transferred Employees under its Benefit Plans, including credit for service accrued, waiting periods, deductibles and similar thresholds, subject to any Transfer Regulations (as defined at Annex 5.6(a)) applicable to the EU Employees and the Swiss Employees.

5.2           Post-Closing Employment and Employee Benefits.

(a)           Transfer of Employment.  Effective as of the Effective Time, in accordance with the principles set forth in Sections 5.1(a) and 5.6, the Buyer shall hire each Transferred Employee.  In addition, following the Effective Time, the Buyer shall maintain employee benefit plans, programs, policies and arrangements for Transferred Employees (other than the features of any plans or arrangements based on employer equity securities) that are reasonably comparable, in the aggregate, with respect to those Benefit Plans that the Buyer has in effect for its similarly situated employees, subject to any Transfer Regulations (as defined at Annex 5.6(a) applicable to the EU Employees and the Swiss Employees.

(b)           Dictaphone U.S. Retirement Benefits.

(i)            Dictaphone shall, effective as of the Effective Time, cease benefit accruals for each Transferred U.S. Employee in any tax-qualified and nonqualified defined benefit pension plans maintained by Dictaphone in which such individual is then participating.  Dictaphone shall remain solely liable for only those benefits accrued and vested under such pension plans on or prior to the Effective Time.

(ii)           Dictaphone shall, effective as of the Effective Time, cease the accrual of additional contributions in respect of each Transferred U.S. Employee to all tax-qualified and nonqualified defined contribution plans maintained by Dictaphone in which such individual is then participating.

(c)           U.S. Welfare Benefits.

(i)            Dictaphone shall be responsible in accordance with its applicable welfare plans in effect prior to the Effective Time for all medical and dental claims for expenses incurred prior to the Effective Time by Transferred U.S. Employees and their spouses and dependents.  Reimbursement for medical and dental expenses associated with such claims shall be determined in accordance with the terms of Dictaphone’s medical and dental programs as in effect immediately prior to the Effective Time.  The Buyer shall be responsible for all medical and dental claims for expenses incurred on and after the Effective Time by Transferred U.S. Employees and their spouses and dependents pursuant to and in accordance with the terms of plans maintained by the Buyer and in which Transferred U.S. Employees and their spouses and dependents become enrolled following the Effective Time and in accordance with the Buyer’s plans and practices for its current employees.

(ii)           The Buyer shall be responsible for all other insurance and disability benefit coverage claims of Transferred U.S. Employees and their beneficiaries for claims incurred by such Transferred U.S. Employees on and after the Effective Time under group life, travel, disability accident, and accidental death and dismemberment insurance policies or programs of the Buyer in which Transferred U.S. Employees become enrolled.  Dictaphone shall be responsible for claims incurred under policies or programs of Dictaphone by Transferred U.S. Employees prior to the Effective Time. Dictaphone shall also remain responsible for any claims incurred under policies or programs of Dictaphone by Employees who are not Transferred U.S. Employees, whether incurred prior to or after the Effective Time, and Buyer shall have no responsibility or liability for any such claims.

(iii)          For purposes of this Section 5.2, the following claims and liabilities shall be deemed to be incurred as follows: (A) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death or accident giving rise to such benefits; (B) hospital-provided health, dental, prescription drug or other benefits that become payable with respect to any hospital confinement shall be allocated between Dictaphone and the Buyer in proportion to the number of days of such hospital confinement that occur before and after the Effective Time; and (C) non-hospital-provided health, dental or prescription drug benefits, upon provision of the related services, materials or supplies.

(d)           401(k) Plan.  Transferred U.S. Employees shall be eligible to authorize a direct rollover of their account balances in the Dictaphone 401(k) Plan, including plan loans, to the defined contribution plan maintained by the Buyer, to the extent permitted by the terms and conditions of the defined contribution plan maintained by the Buyer and subject to the Buyer’s receipt as of the Closing Date of a copy of an up-to-date favorable determination letter issued by the IRS with respect to the Dictaphone 401(k) Plan (so long as it is favorable).

(e)           Flexible Spending Accounts.  The Buyer shall cover Transferred U.S. Employees who have elected to participate in Dictaphone’s Flexible Spending Account (“Dictaphone’s FSA”) under the Buyer’s Flexible Spending Account (“Buyer’s FSA”) at the same level of coverage provided under Dictaphone’s FSA, but solely to the extent currently offered to Buyer’s U.S. employees.  Transferred U.S. Employees shall be treated as if their participation in Buyer’s FSA had been continuous from the beginning of Dictaphone’s plan year in which the Effective Time falls and their existing salary reduction elections shall be taken into account for the remainder of the Buyer’s plan year in which the Effective Time falls as if made under the Buyer’s FSA.  The Buyer’s FSA shall provide reimbursement for eligible expenses incurred by Transferred U.S. Employees at any time during Dictaphone’s plan year in which the Effective Time falls (including, to the extent permissible under applicable law and the terms of Buyer’s FSA, claims incurred before the Effective Time), up to the amount of such Transferred U.S. Employees’ elections and reduced by amounts previously reimbursed by Dictaphone’s FSA.  As soon as administratively feasible after the end of the calendar year in which the Effective Time occurs, the Buyer and Dictaphone shall reconcile the FSA account balances of Transferred U.S. Employees under the Buyer’s and Dictaphone’s respective FSAs for such calendar year and shall make payment to one another so that they share, based on the portion of the plan year each employed the Transferred U.S. Employees who participated in the FSA, the amount of any net loss or net surplus resulting from the aggregate claims paid from the flexible spending accounts of the Transferred U.S. Employees under the Buyer’s FSA and Dictaphone’s FSA, after giving effect to the aggregate amount of the contributions received by the Buyer and Dictaphone from such Transferred U.S. Employees under the Buyer’s and Dictaphone’s FSA, respectively.  Within fifteen (15) Business Days after the Closing Date, Dictaphone shall provide to Buyer a detailed summary of the amounts of employee contributions to, and all claims filed and paid under, Dictaphone’s FSA between January 1, 2005 and the day before the Closing Date.

(f)            U.S. Workers’ Compensation. The Buyer’s workers’ compensation program shall be responsible for all claims for workers’ compensation benefits which are incurred after the Effective Time by participating Transferred U.S. Employees.  Subject to Section 5.6, Dictaphone shall remain responsible for all claims for such benefits that are incurred prior to the Effective Time by Employees, regardless of when such claims are submitted.

(g)           Responsibilities Under WARN.  Dictaphone shall be responsible for providing or discharging any and all notifications, benefits and liabilities to U.S. Employees and governmental authorities required by the Worker Adjustment and Retraining Notification Act (“WARN”) or by any other applicable Law in the United States relating to plant closings or employee separations or severance pay that are required to be provided as a result of the consummation of the transactions contemplated by this Agreement, regardless of whether such separations or layoffs occur prior to or after the Closing Date.

5.3           U.S. Employees Vacation Pay.  No later than sixteen (16) calendar days after the end of the Dictaphone employee payroll period in which the Closing occurs, Dictaphone shall make a cash payment to each Transferred U.S. Employee who, as of the Effective Time, has any accrued but unused vacation time pursuant to the vacation policy applicable to each such Transferred U.S. Employee immediately prior to the Effective Time. The Buyer shall assume no liability whatsoever for any such pre-Effective Time accrued vacation.

5.4           Transfer of U.S. Employee Withholding.  Dictaphone and the Buyer agree to comply with the alternate procedure described in Section 5 of Revenue Procedure 2004-53.  With respect to wages paid after the Closing Date by the Buyer to the Transferred U.S. Employees, the Buyer shall, in accordance with Revenue Procedure 2004-53, assume all responsibility for preparing and filing: Form W-2, Wage and Tax Statements; Form W-3, Transmittal of Income and Tax Statements; Form 941, Employer’s Quarterly Federal Tax Returns; Form W-4, Employee’s Withholding Allowance Certificates; and Form W-5, Earned Income Credit Advance Payment Certificates.  Dictaphone and the Buyer shall cooperate in good faith to the extent necessary to permit each of them to comply with the alternate procedure.

5.5           Transfer of U.S. Unemployment Insurance Rate and Base.  Dictaphone shall execute such documents as are necessary in order to transfer and assign to the Buyer all state unemployment insurance wage bases and experience and tax rates in respect of the Business with regard to the calendar year that includes the Closing Date.

5.6           Non-U.S. Employees.

(a)           EU Employees and Swiss Employees.  Annex 5.6(a) sets forth the provisions in relation to any and all EU Employees and Swiss Employees. In the event of any conflict between the provisions of Sections 5.1 through 5.5 and the provisions of Annex 5.6(a), the provisions of Annex 5.6(a) shall prevail.

(b)           Canadian Employees.  Unless otherwise specifically provided herein, the Canadian Employees will be subject to the same terms and provisions as the U.S. Employees; provided, however, that the Buyer shall only be required to make or cause a Buyer Affiliate to make an offer of employment to one Canadian Employee, other than a Retained Employee, within twenty (20) Business Days hereof. To the extent that the payment of severance benefits or government-required termination liabilities to any Canadian Employee is required as a result of the consummation of the transactions contemplated by this Agreement and any concurrent or deemed transfers of employment, such severance benefits and government-required termination liabilities shall be the sole responsibility of Dictaphone.

(c)           Singapore Employees.  The Buyer shall not be required to make or cause a Buyer Affiliate to make an offer of employment to any Singapore Employee. To the extent that the payment of compensation, severance benefits or government-required termination liabilities to any Singapore Employee is required as a result of the consummation of the transactions contemplated by this Agreement and any deemed transfers of employment, such severance benefits and government-required termination liabilities shall be the sole responsibility of Dictaphone.

(d)           Compliance.  The Buyer will and will cause each of the Buyer Affiliates to extend offers of employment to EU Employees, Swiss Employees and Canadian Employees on a basis which will not violate non-discrimination laws applicable to the Buyer or the relevant Buyer Affiliates, as the case may be.

5.7           Non-Solicitation.  From the date of this Agreement through the end of the twelve (12) month period commencing with the Effective Time:

(a)           neither Dictaphone nor any of its Affiliates shall directly or indirectly, endeavor to entice away, make any offer of employment or engagement to, or otherwise solicit the employment or engagement of, any Employee other than a Retained Employee, without the prior written consent of the Buyer, provided that such restriction shall terminate upon the Closing as to any Employee who is not a Transferred Employee;

(b)           Dictaphone shall not solicit the employment of any Transferred Employee without the prior written consent of the Buyer; and

(c)           neither the Buyer nor any of its Affiliates shall directly or indirectly, endeavor to entice away, make any offer of employment or engagement to, or otherwise solicit the employment or engagement, in connection with the Business, of any Retained Employee without the prior written consent of Dictaphone.

For the purposes set forth in this Section 5.7, general advertising which is not specifically directed at any Transferred Employee shall not be considered solicitation.

ARTICLE 6

ADDITIONAL COVENANTS OF THE PARTIES

6.1           Conduct of Business Until Closing.  Except as otherwise provided in this Agreement or as the Buyer may otherwise consent to or approve in writing on and after the date hereof and prior to the Closing Date (which consent shall not be unreasonably withheld) Dictaphone shall, and shall cause the Selling Subsidiaries to, in respect of the Business:

(a)           not enter into any discussions or effect any transactions relating to the disposition of any material part of the Purchased Assets, other than products or services in the Ordinary Course; provided, however, that, for purposes of this Section 6.1(a), transactions with respect to the sale of any product of the Business the price of which is greater than Two Hundred Thousand U.S. Dollars ($200,000) and the product margin of which is below forty percent (40%), customer rights to replace products of the Business with products of Buyer either prior to or after installation or other non-standard rights of customers of the Business, including the right to receive free multiple-year maintenance, shall be deemed not in the Ordinary Course;

(b)           (i) conduct its business, operations, activities and practices in all material respects in the Ordinary Course and consistent with past practice, (ii) use commercially reasonable efforts to preserve its current business organization and existing business relationships in all material respects, and (iii) maintain its property in substantially the condition as currently existing, normal wear and tear excepted;

(c)           not enter into, terminate or amend in any material respect any Material Contract (except to the extent necessary to obtain the consents for assignment and transfer contemplated by this Agreement);

(d)           not sell, license or transfer any Business Intellectual Property other than as part of a sale of products or services in the Ordinary Course;

(e)           not issue any letters of credit in excess of $50,000, individually or in the aggregate;

(f)            not make any new tax elections or change any existing tax elections with respect to the Business;

(g)           not enter into any new, or vary or revoke the terms of any existing, contract, agreement, plan, program or arrangement with any EU Employee or Swiss Employee or any trade union or other body collectively representing any EU Employee or Swiss Employee, or make any offer of employment or engagement in the Business to any person who would, upon acceptance thereof, be an EU Employee, a Swiss Employee or an Employee otherwise based outside the United States; and

(h)           not enter into any agreement (conditional or otherwise) to do any of the foregoing.

For purposes of this Section 6.1, consent or approval in writing of the Buyer shall be evidenced only by a written consent or approval signed by the Buyer’s President.

6.2           Books and Records.  From and after the Closing, the Buyer shall provide Dictaphone and its representatives with reasonable access, during normal business hours, to all books and records of the Business, including accounting and Tax records, sales and purchase documents, notes, memoranda, and any other electronic or written data (“Records”) pertaining or relating to the period prior to the Effective Time as is reasonably necessary for (a) financial reporting, Tax and accounting matters, and the preparation and filing of any returns, reports or forms, (b) defending any claim or assessment against Dictaphone or its Affiliates, (c) asserting any claims which Dictaphone or its Affiliates may have or (d) complying with any Law or governmental or judicial order.  To the extent deemed necessary by Dictaphone and its Affiliates with respect to their other business operations, Dictaphone and its Affiliates may retain copies of such Records prior to providing the originals to the Buyer or, as soon as practicable after Closing, the Buyer shall provide to Dictaphone and its Affiliates copies of all or any portion of such Records as requested by Dictaphone and its Affiliates.  Unless otherwise consented to in writing by Dictaphone, the Buyer shall not, for a period of seven (7) years following the date hereof or such longer period as retention thereof is required by applicable Law, destroy, alter or otherwise dispose of (or allow the destruction, alteration or disposal of) any of the Records without first offering (which offer shall remain open for at least ninety (90) days) to surrender to Dictaphone such Records.

6.3           Confidentiality.

(a)           In lieu of the terms, provisions and covenants of (x) the Confidentiality Agreement dated July 12, 2004 between the Buyer and Houlihan (with Dictaphone being a third party beneficiary) and (y) the Confidential Non-Disclosure Agreement dated January 1, 2004 between the Buyer and Dictaphone, which Confidentiality Agreement and Confidential Non-Disclosure Agreement and Dictaphone’s rights thereunder are hereby terminated, the Buyer acknowledges that, in the course of its investigations of the Business, the Buyer and its representatives have and will become aware of confidential information and documents of Dictaphone and its Affiliates, the Business and the Other Dictaphone Businesses, and that its use of such confidential information and documents, or communication of such information to third parties, could be detrimental to Dictaphone and its Affiliates, the Business and the Other Dictaphone Businesses.  The Buyer covenants that (1) prior to the Closing (including after termination of this Agreement without the Closing having taken place), all information and documents concerning Dictaphone and its Affiliates, the Business and the Other Dictaphone Businesses received or reviewed by the Buyer, its Affiliates or its representatives in connection with this Agreement, any Related Agreement or the transactions contemplated hereby and (2) following the Closing, all such information and documents to the extent related to any of the Excluded Assets, the Retained Liabilities or the Other Dictaphone Businesses shall be maintained in confidence and shall not be disclosed or used by the Buyer, its Affiliates or its representatives without Dictaphone’s prior written consent, unless such information is (i) otherwise publicly available, (ii) required to be disclosed pursuant to judicial order or applicable Law, (iii) required to be disclosed by the rules of a securities exchange on which the securities of the Buyer or a controlling Affiliate of the Buyer may from time to time be listed or (iv) disclosed to any Person that proposes to finance, in whole or in part, the purchase of the Purchased Assets or the operations of the Buyer or of its controlling Affiliates, solely for the purpose of permitting such Person to evaluate the advisability of providing such financing.  In the event that the Buyer or any of its Affiliates or representatives becomes legally compelled to disclose any information or documents referred to in this Section 6.3(a), the Buyer shall provide Dictaphone with prompt written notice before such disclosure, sufficient to enable Dictaphone, at its expense, either to seek a protective order or other appropriate remedy preventing or limiting such disclosure or to waive compliance with the provisions of this Section 6.3(a) or both. The Buyer shall cause its Affiliates and representatives to comply with this Section 6.3(a) and shall be responsible for any breach thereof by them.

(b)           Following the Closing, Dictaphone shall and shall cause its Affiliates and representatives to maintain in confidence any information it or they may have or receive in relation to the Business or in connection with the Related Agreements, other than with respect to the Excluded Assets, the Retained Liabilities and the Other Dictaphone Businesses, and not disclose or use such information without the Buyer’s prior written consent, unless such information is (i) otherwise publicly available, (ii) required to be disclosed pursuant to judicial order or applicable Law or (iii) required to be disclosed by the rules of a securities exchange on which the securities of Dictaphone or a controlling Affiliate of Dictaphone may be from time to time listed.  In the event that Dictaphone or its Affiliates and representatives become legally compelled to disclose any information or documents referred to in this Section 6.3(b), Dictaphone shall, to the extent reasonably practicable, provide the Buyer with prompt written notice before such disclosure, sufficient to enable the Buyer, at its expense, either to seek a protective order or other appropriate remedy preventing or prohibiting such disclosure or to waive compliance with the provisions of this Section 6.3(b) or both.

(c)           Until after the Effective Time, no press release or other public statement concerning the negotiation, execution and delivery of this Agreement or the transactions contemplated hereby shall be issued or made without the prior approval of both Dictaphone and the Buyer (which approval shall not be unreasonably withheld), except to the extent necessary or advisable to comply with accounting rules, rules of the Securities and Exchange Commission or the National Association of Securities Dealers, Inc., or other disclosure obligations imposed by Law.

6.4           Filings; Further Assurances and Cooperation.

(a)           Prior to the Closing, the Parties shall proceed expeditiously and in good faith to make such filings and take such other actions as may be reasonably necessary to satisfy the conditions to Closing set forth in Sections 7.2 and 8.2, if any. The Parties also acknowledge and agree that they have each independently concluded on the basis of the information available to each Party that no filings with respect to the transactions contemplated hereby are required to be made pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the competition or antitrust laws of the jurisdictions listed on Disclosure Schedule Section 6.4(a), or Section 5021 of the Omnibus Trade and Competitiveness Act of 1988, as amended by Section 721 of the Defense Production Act of 1950.  The Buyer acknowledges that it has independently concluded that no filings with respect to the transactions contemplated hereby are required to be made by either Party pursuant to Israeli Laws, and Dictaphone acknowledges that it is not relying on the Buyer’s independent conclusion as it relates to any filing obligations of Dictaphone under Israeli Laws.

(b)           In connection with each Party’s obligations under Section 6.4(a), each Party agrees to (i) cooperate and collaborate with the other Party in preparing and filing any submission to be made to any governmental authority and in responding to any comments, requests for information or inquires therefrom, (ii) notify promptly the other Party of any comments, requests or inquiries made by a governmental authority, (iii) provide copies of all written submissions to and communications with or from any governmental authority to the other Party and (iv) permit the other Party and its advisors to participate in discussions, and attend meetings, with any governmental authority.

(c)           On or after the Closing Date, the Parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, including contract assignments, and doing any and all such other things as may be reasonably required by the Parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.  In connection with the Assumed Liabilities and the Retained Liabilities, each of the Parties shall, and shall cause their Affiliates and employees to, aid, cooperate with and assist the other Party in its defense thereof by, among other things, providing such other Party with full access to pertinent records at such times as such other Party may reasonably request.

6.5           Covenant Not to Compete.

(a)           For the period beginning on the Closing Date and ending on the fifth (5th) anniversary thereof (the “Non-Compete Period”), neither Dictaphone nor an Affiliate of Dictaphone shall engage, directly or indirectly, in any business or activity which competes directly or indirectly with the Business (“Competitive Activities”); provided, however, that this covenant shall not be deemed to have been breached as a result of the ownership by Dictaphone or an Affiliate of Dictaphone of: (i) less than an aggregate of 5% of any class of stock of a Person engaged, directly or indirectly, in Competitive Activities; or (ii) a Person which engages, directly or indirectly, in Competitive Activities if such Competitive Activities account for less than Five Million Dollars ($5,000,000) or less than 5% of such Person’s consolidated annual revenues (or, if the Competitive Activities of a Person described in this clause (a) account for 5% or more, but in any event no more than 20%, of such Person’s consolidated annual revenues and such Person is acquired after the date hereof, within one (1) year following the consummation of such acquisition by Dictaphone or one or more of its Affiliates, Competitive Activities account for less than 5% of such Person’s consolidated annual revenues).

(b)           Without limiting the remedies otherwise available, the Parties agree that damages at law would be an insufficient remedy in the event of breach of this Section 6.5 and that the injured party should be entitled to injunctive relief or other equitable remedies in the event of any such breach.

(c)           If any of the provisions of this Section 6.5 are held to be unenforceable in any jurisdiction, then, as to such jurisdiction, such provision shall be ineffective to the extent of its unenforceability in such jurisdiction, without affecting the remaining provisions of this Section 6.5 in such jurisdiction or affecting in any other jurisdiction the validity or enforceability of such provision or of this Section 6.5.

(d)           Notwithstanding any provision of this Agreement to the contrary, neither this Section 6.5 nor Section 5.7 will apply to a Dictaphone Successor’s businesses, operations or activities (i) existing as of the date such Person becomes a Dictaphone Successor, (ii) acquired after the date such Person becomes a Dictaphone Successor or (iii) developed or expanded any time after such Person becomes a Dictaphone Successor to the extent that such developments or expansions are not derived from the businesses, operations or activities of Dictaphone and its Affiliates as of the time such Person becomes a Dictaphone Successor; provided, however, that, in the case of each of clauses (i), (ii) and (iii) above, such Dictaphone Successor does not use the assets or exercise any of the rights licensed under Section 2.1 of the Manufacturing Agreement, Section 2 of the Technology License Agreement or Section 2.8 of the Services Agreement in competition with the Business as currently conducted or as currently proposed to be conducted by Dictaphone.  The foregoing proviso shall be in addition to and not in limitation of the restrictions on use of those assets and rights licensed to Dictaphone under the Manufacturing Agreement, Technology License Agreement and the Services Agreement.  At the Buyer’s request, a senior executive officer of each of Dictaphone and a Dictaphone Successor, if any, shall certify in writing to the Buyer that Dictaphone and the Dictaphone Successor, as applicable, are in compliance with the terms and provisions of this Section 6.5; provided, however, that neither Dictaphone nor a Dictaphone Successor are required to provide to the Buyer such certification more often than once within any nine (9) month period.

6.6           Notice of Developments.  Dictaphone may elect at any time prior to the Closing to notify the Buyer of any development or other information occurring after the date hereof in the Ordinary Course which renders any representation, warranty or statement contained in this Agreement or any Disclosure Schedule or Annex inaccurate or incomplete at any time prior to the Closing, including any such development or information which first becomes known to Dictaphone after the date hereof.  The written notice pursuant to this Section 6.6 shall be deemed to have amended the Disclosure Schedules or Annexes, to have qualified the representations and warranties contained in this Agreement, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development or information.

6.7           Delivery of Audited Financial Statements, Closing Date Balance Sheet and Interim 2005 Financial Statements.

(a)           Not less than five (5) Business Days prior to the Closing Date, Dictaphone, at its own expense, shall have prepared and delivered to the Buyer (i) the Audited Financial Statements, which Audited Financial Statements shall conform to the representations and warranties with respect thereto set forth in Section 3.4(b) and (ii) the Auditor’s Report thereon.  After the Closing Date, Dictaphone shall, upon request, cooperate with the Buyer in obtaining, at any time or from time to time (with respect to no more than six (6) separate filings with the United States Securities and Exchange Commission) until December 31, 2006, from the independent auditor that prepared the Audited Report a letter from such independent auditor consenting to the use of the Auditor’s Report in future filings by the Buyer with the U.S. Securities and Exchange Commission and Israeli Securities Authority (the “Auditor’s Consent”).  The Buyer shall be responsible for all fees and disbursements billed by the auditor for its services in providing any Auditor’s Consent.

(b)           Dictaphone shall deliver the Estimated Closing Date Balance Sheet and Closing Date Balance Sheet as specified in Section 2.5(b).

(c)           Within sixty (60) calendar days of the Closing Date, Dictaphone, at its own expense, shall have prepare and deliver to the Buyer unaudited financial statements relating to the Business, prepared in accordance with U.S. GAAP and the applicable requirements of Rule 3-05 of Regulation S-X, consisting of the adjusted balance sheet of the Business as of the end of the fiscal quarter ending immediately prior to the Closing Date and the related adjusted statement of operations and statement of cash flows for each of the three-month periods then ended (the “Interim 2005 Financial Statements”).

(d)           The Interim 2005 Financial Statements (a) will be derived from the books and records of the Business and (b) will fairly present, in all material respects, the financial position and results of operations of the Business at the dates and for the periods indicated in accordance with U.S. GAAP and the applicable requirements of Rule 3-05 of Regulation S-X, except as described in Disclosure Schedule Section 3.4(a).  The balance sheets included in the Interim 2005 Financial Statements will not include any material assets or liabilities not intended to constitute a part of the Business or the Purchased Assets after giving effect to the transactions contemplated hereby.  The statements of profit and loss included in the Interim 2005 Financial Statements will not reflect the operations of any Person or business not intended to constitute a part of the Business after giving effect to the transactions contemplated hereby.

6.8           Commencement of Transition Planning and Services; Execution and Delivery of Transition Services Agreement.  From and after the execution of this Agreement and through the Closing Date, Dictaphone shall, on request, cooperate with the Buyer to plan and establish the framework for prompt and effective transition at the Effective Time of management information systems and other information, documentation and control systems relating to the Business in a manner consistent with Buyer’s effective operation of the Business, effective use by Buyer of all Purchased Assets and the objectives of the Transition Services/Shared Services Agreements.  The parties are simultaneously herewith executing and delivering to each other a copy of the form of Transition Services Agreement attached hereto as part of Exhibit D, with the intent and agreement that the provisions of the Transition Services Agreement shall be implemented from and after the date of this Agreement, except to the extent specified in the Transition Services Agreement as being effective only upon the Closing Date. Each Party shall bear its own expenses in connection with any transition planning services under this Section 6.8.

6.9           Renegotiation of Certain Contracts; Assignment of Certain Rights.  From and after the execution of this Agreement and through the Closing Date, Dictaphone and the Buyer shall use commercially reasonable efforts to obtain consent to assignment of each of the Contracts or other commercial understandings listed on Annex 6.9(a) and to amend each of such Contracts or other commercial understandings on the terms described therein or otherwise mutually agreed by the Parties.  Neither Party is required to incur any material expenses in connection with assigning or amending any of such Contracts pursuant to this Section 6.9. The Parties acknowledge that a consent to assignment of each of the Contracts listed on Annex 6.9(b) has been obtained, in each case in a form acceptable to each Party and, accordingly, that any condition to Closing in respect thereof has been satisfied.

6.10         Certain Patents.  Without limiting Buyer’s rights and remedies under Section 6.5, Dictaphone agrees that for the period beginning on the Closing Date and ending on the third (3rd) anniversary thereof, Dictaphone shall not, and shall not permit any Affiliate or successor in interest, to grant to Voice Print International, Inc., Mercom Systems, Inc., ASC Incorporated, E-Talk, Witness Systems, Inc., Verint Systems, Inc. or their respective known Affiliates a license or any other rights, anywhere in the world, to make, have made, use or sell products in competition with the Business embodying any invention described in and claimed in the patents or patent applications listed on Annex 6.10 or any patent foreign or domestic claiming priority therefrom.

6.11         Omitted IP.  Without limiting Buyer’s rights and remedies under Section 6.5:

(a)           In order to address the possibility that Dictaphone may retain rights to Intellectual Property actually used in or covering the Business as of the Closing Date, which rights are not being transferred, assigned or licensed to the Buyer pursuant to this Agreement (the “Omitted IP”), Dictaphone hereby grants to the Buyer, effective from and after, and conditional upon the consummation of, the Closing, a license to all Omitted IP solely for use in the operation of the Business as presently conducted and as currently proposed to be conducted by Dictaphone absent the transactions contemplated by this Agreement (“Business Use”), such license being a perpetual, worldwide, irrevocable, royalty-free license; provided, however, that, subject to the remainder of this Section 6.11(a), the foregoing license shall be exclusive solely for Business Use, even as to Dictaphone, during the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, and non-exclusive thereafter (the “Omitted IP License”).  Notwithstanding the foregoing, neither Dictaphone nor any Dictaphone Affiliate or their respective successors shall be in breach or violation of the exclusivity granted by the preceding sentence, and shall have no liability, as a result of any act or omission committed prior to Dictaphone’s (or any successor’s) receipt of notice from the Buyer or Dictaphone’s (or any successor’s) otherwise gaining actual knowledge that Intellectual Property retained by Dictaphone is Omitted IP.

(b)           Dictaphone further agrees that Dictaphone, its Affiliates or any successor in interest (i) shall not file a claim, lawsuit or other action against the Buyer or any Affiliate of the Buyer alleging that the Buyer or an Affiliate of the Buyer, in exercising the rights expressly granted by the Omitted IP License, is infringing or otherwise violating any rights in any Omitted IP and (ii) effective as of the Closing Date, unconditionally release Buyer and its Affiliates from any and all claims of infringement arising from any such Omitted IP for acts in the conduct of the Business that occurred prior to the granting of a license under this Section, including any and all claims which are known or unknown, absolute or contingent, direct or indirect, in contract, tort or otherwise.

(c)           The license contemplated by this Section 6.11 is intended to be, and shall at all times be construed by the parties as being, within the scope of the provisions of Section 365(n) of the U.S. Bankruptcy Code.

(d)           Any dispute arising under this Section 6.11 shall be resolved in accordance with the procedures established by Section 11.9 of this Agreement.

6.12         Accounts Receivable Collections Assistance.  Commencing from the date hereof, Dictaphone shall promptly forward to the Buyer copies of any communications or other information received by Dictaphone in respect of any Accounts Receivable or Accounts Payable related to the Business.  Any amounts received by Dictaphone in respect of any Accounts Receivable related to the Business shall be held in trust for the Buyer.  No later than thirty (30) calendar days following the end of each calendar month in which Dictaphone has received amounts in respect of Accounts Receivable related to the Business, Dictaphone shall provide to the Buyer a schedule setting forth such amounts (the “Section 6.12 Schedule”) and remit such amounts to the Buyer.  Dictaphone shall, as promptly as practicable, forward to the Buyer any telephone calls, orders, notices, requests, inquiries and other communications relating to the Business that Dictaphone may receive following the Closing.  Dictaphone shall provide the Buyer with reasonable access to (i) all the underlying documentation and records used by Dictaphone and its auditors in preparing the Section 6.12 Schedule and all other records of the Sellers reasonably related to the preparation of the Section 6.12 Schedule, (ii) the employees of the Sellers who assisted in preparation of the Section 6.12 Schedule and (iii) the work papers of Dictaphone’s accountants or auditor related to their review of the Section 6.12 Schedule.

6.13         Accounts Payable and Accrued Expenses.  Buyer and Dictaphone will establish mutually acceptable procedures for the review and verification of accounts payable and accrued expenses presented to Buyer by Dictaphone for payment by Buyer as bona fide accounts payable and accrued expenses of the Business, including review of whether and to what extent allocation to the Business of third-party invoices addressed to Dictaphone is appropriate, which procedures established mutually by the Parties shall be set forth on Annex 6.13. In the absence of such agreed-upon procedures, Dictaphone acknowledges that Buyer shall be required to discharge when due accounts payable and accrued expenses only to the extent evidenced by an open invoice or other appropriate documentation either reasonably satisfactory to Buyer or consistent with generally accepted auditing standards in the United States.  For the avoidance of doubt, the Parties acknowledge that any such agreed-upon procedures or any payment by Buyer shall by itself not be determinative as to the appropriate carrying value of the Assumed Liabilities on the Closing Date Balance Sheet, which value shall be determined in accordance with the provisions of Section 2.5(b).

6.14         Insurance Coverage.  Dictaphone (a) represents and warrants that it has maintained since December 1, 2003 and will maintain through the Closing Date occurrence based product liability insurance in the amount of not less than $5 million with respect to products of the Business sold by Dictaphone prior to the Closing Date, and (b) agrees to maintain a claims made errors and omissions tail policy for a period of thirty six (36) months after the Closing Date in the amount of  $5 million with respect to services of the Business provided by Dictaphone prior to the Closing Date; provided, however, that the premiums, fees and expenses incurred by Dictaphone in connection with this Section 6.14 with respect to the tail policy insurance covering services of the Business will be paid fifty percent (50%) by the Buyer, on the one hand, and fifty percent (50%) by Dictaphone, on the other hand.  In addition to the Buyer’s obligations under the last sentence of Section 2.4, the Buyer agrees to use commercially reasonable efforts to cooperate with Dictaphone to minimize the amount of any losses for which a claim may be made under the insurance coverage obtained and maintained under this Section 6.14, including providing replacement products manufactured by EMS at cost and other products and services at the lesser of (y) fifty percent (50%) of list price or (z) prices no less favorable than those generally made available to most-favored customers of the Business at that time.

6.15         Bulk Sales Laws.  The Buyer and Dictaphone agree, on behalf of themselves and their respective Affiliates, to waive compliance with the requirements of any bulk sales or transfer laws or similar laws of any jurisdiction which may be applicable to the transactions contemplated by this Agreement and the Subsidiary Asset Purchase Agreements.

ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

The obligation of the Buyer to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by the Buyer:

7.1           Accuracy of Representations and Warranties and Performance of Obligations.  All representations and warranties made by Dictaphone in this Agreement shall be true and correct in all material respects, except for those representations and warranties that are qualified as to materiality which shall be true and correct in all respects, on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty by its terms relates to an earlier date and except to the extent of any change permitted by the terms of this Agreement (excluding the delivery of a notice by Dictaphone pursuant to Section 6.6) or consented to by the Buyer.  Dictaphone shall have performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement on its part required to be performed or complied with at or prior to the Closing.  Dictaphone shall have delivered to the Buyer at the Closing a certificate of a senior executive officer of Dictaphone certifying that the conditions stated in this Section 7.1 have been fulfilled.

7.2           Consents and Approvals.  All material filings required to be made by Dictaphone or the Buyer with any government or governmental authority in connection with the transactions contemplated in this Agreement shall have been made and all necessary authorizations, consents or approvals required from any government or governmental authority shall have been obtained and shall be in full force and effect, other than those set forth on Disclosure Schedule Sections 3.1 and 4.1.

7.3           No Contrary Judgment.  On the Closing Date, there shall exist no valid judicial or regulatory order or directive which prohibits the consummation of the transactions contemplated by this Agreement.

7.4           No Material Adverse Effect.  From the date of this Agreement to the Closing Date, there shall not have been any event, condition, change, development or effect that has had, or would, or is reasonably expected to, constitute a Material Adverse Effect.

7.5           Minimum Number of Offers Accepted.  Buyer and any Buyer Affiliate shall have received, in the aggregate, acceptances of employment by not less than one hundred thirteen (113) U.S. Employees as of the Effective Time, subject to the provisions of Section 5.1(c) with respect to the satisfaction of this condition.

7.6           Deliveries.  Dictaphone shall have made or tendered, or caused to be made or tendered, delivery to the Buyer or a Buyer Affiliate, as appropriate, of the following documents:

(a)           a counterpart signature page to each Related Agreement (other than the Transition Services Agreement), duly executed by each Seller party thereto, as applicable;

(b)           bills of sale or other applicable documents of transfer necessary to effect the sale and transfer of the Tangible Business Assets, the Inventory and any other Purchased Assets that are tangible property as required hereby, duly executed by each Seller party thereto, as applicable;

(c)           a counterpart signature page to any assignment agreement, assumption agreement and other applicable document of transfer and assumption necessary to effect the sale and transfer of the Business Intellectual Property, the Assigned Contracts, the Accounts Receivable, the Records and any other Purchased Assets as required hereby, duly executed by each Seller party thereto, as applicable; provided, however, that in connection with the assignment and transfer of the Assigned Contracts, each Seller, Buyer and Buyer Affiliate, as applicable, shall, subject to Section 2.10, execute a single assignment and assumption agreement as to all of the Assigned Contracts other than those listed on Annex 6.9(b) and any other Assigned Contracts mutually agreed to;

(d)           UCC-3 termination statements and releases and consents of all lenders to the Sellers who hold an Encumbrance with respect to any of the Purchased Assets;

(e)           copies, certified by the Secretary or Assistant Secretary of Dictaphone, of (i) resolutions duly adopted by the board of directors of Dictaphone approving this Agreement, the Related Agreements and the consummation of the transactions contemplated thereby, (ii) Dictaphone’s charter and (iii) Dictaphone’s bylaws;

(f)            a certificate of a senior executive officer of Dictaphone pursuant to Section 7.1;

(g)           the Audited Financial Statements and Auditor’s Report thereon;

(h)           the Estimated Closing Date Balance Sheet;

(i)            to the extent required by Section 6.7, the Interim 2005 Financial Statements;

(j)            a counterpart signature page to the Termination Agreement, duly executed by Dictaphone;

(k)           evidence, reasonably satisfactory to Buyer, of receipt by OSS of the OSS Payment (Buyer acknowledging that this condition may be alternatively satisfied by an appropriate attorney or other escrow arrangement with respect to the OSS Payment and the Purchase Price reasonably satisfactory to both Buyer and Dictaphone); and

(l)            such other patent and trademark assignments, assignments of licenses and other customary documents, instruments or certificates as shall be reasonably requested by the Buyer and as shall be consistent with the terms of this Agreement.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF DICTAPHONE

The obligation of Dictaphone to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by Dictaphone:

8.1           Accuracy of Representations and Warranties and Performance of Obligations.  All representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects, except for those representations and warranties that are qualified as to materiality which shall be true and correct in all respects, on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty by its terms relates to an earlier date and except to the extent of any change permitted by the terms of this Agreement or consented to by Dictaphone.  The Buyer shall have performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement on its part required to be performed or complied with at or prior to the Closing.  The Buyer shall have delivered to Dictaphone at the Closing a certificate of a senior executive officer of the Buyer certifying that the conditions stated in this Section 8.1 have been fulfilled.

8.2           Consents and Approvals.  All material filings required to be made by Dictaphone or the Buyer with any government or governmental authority in connection with the transactions contemplated in this Agreement shall have been made and all necessary authorizations, consents or approvals required from any government or governmental authority shall have been obtained and shall be in full force and effect, other than those set forth in Disclosure Schedule Sections 3.1 and 4.1.

8.3           No Contrary Judgment.  On the Closing Date, there shall exist no valid judicial or regulatory order or directive which prohibits the consummation of the transactions contemplated by this Agreement.

8.4           Deliveries.  The Buyer shall have made or tendered, or caused to be made or tendered, delivery to Dictaphone of the Purchase Price in accordance with Section 2.5 and the following documents:

(a)           a counterpart signature page to each Related Agreement (other than the Transition Services Agreement), duly executed by the Buyer and each Buyer Affiliate party thereto, as applicable;

(b)           a counterpart signature page to any assignment agreement, assumption agreement and other applicable document of transfer and assumption to effect the sale and transfer of the Purchased Assets and assumption of Assumed Liabilities as required hereby, duly executed by the Buyer and each Buyer Affiliate party thereto, as applicable; provided, however, that in connection with the assignment and transfer of the Assigned

Contracts, each Seller, Buyer and Buyer Affiliate, as applicable, shall, subject to Section 2.10, execute a single assignment and assumption agreement as to all of the Assigned Contracts other than those listed on Annex 6.9(b) and any other Assigned Contracts mutually agreed to;

(c)           copies, certified by the Secretary or Assistant Secretary of the Buyer, of (i) resolutions duly adopted by the board of directors of the Buyer approving this Agreement, the Related Agreements and the consummation of the transactions contemplated thereby, (ii) the Buyer’s charter and (iii) the Buyer’s bylaws;

(d)           a certificate of a senior executive officer of the Buyer pursuant to Section 8.1;

(e)           a non-foreign person affidavit as required by Code Section 1445, duly executed by the Buyer;

(f)            a counterpart signature page to the Termination Agreement, duly executed by the Buyer and any of its Affiliates party thereto; and

(g)           such other customary documents, instruments or certificates as shall be reasonably requested by Dictaphone and as shall be consistent with the terms of this Agreement.

ARTICLE 9

INDEMNIFICATION

9.1           Indemnification by Dictaphone.  Subject to the limitations set forth in this Article 9, Dictaphone shall indemnify the Buyer, its Affiliates and its and their respective directors, officers, employees, stockholders, members, partners, agents, attorneys, representatives, successors and permitted assigns, for and hold them harmless against any and all Losses arising from:

(a)           any breach or violation of the covenants made in this Agreement or any Related Agreement by a Seller;

(b)           any breach of any of the representations and warranties made in Article 3 or in any of the Related Agreements by Dictaphone or a Selling Subsidiary; or

(c)           the Retained Liabilities (other than any Liabilities or Losses arising in connection with EU Employees or Swiss Employees which are specifically addressed in Annex 5.6(a)).

9.2           Indemnification by the Buyer.  Subject to the limitations set forth in this Article 9, the Buyer shall indemnify Dictaphone, its Affiliates and its and their respective directors, officers, employees, stockholders, members, partners, agents, attorneys, representatives, successors and permitted assigns, for and hold them harmless against any and all Losses arising from:

(a)           any breach or violation of the covenants made in this Agreement or any Related Agreement by the Buyer or a Buyer Affiliate;

(b)           any breach of any of the representations or warranties made in Article 4 or in any of the Related Agreements by the Buyer or a Buyer Affiliate; or

(c)           the Assumed Liabilities, except to the extent that the Buyer is entitled to be indemnified in respect thereof pursuant to Section 9.1.

9.3           Notice and Payment of Losses.  If a Person obtains knowledge of potential or actual Loss which could reasonably be expected to give or has given rise to a claim under Section 9.1 or 9.2, such Person shall or shall cause the Party entitled to indemnification with whom such Person is Affiliated or otherwise related (the “Injured Party”) to promptly notify the Party liable for such indemnification (the “Indemnifying Party”) in writing of such Loss (a “Notice of Claim”); provided, however, that failure of an Injured Party timely to give a Notice of Claim to the Indemnifying Party shall not release the Indemnifying Party from its indemnity obligations set forth in this Article 9 except to the extent that such failure adversely affects the ability of the Indemnifying Party to defend such Loss or increases the amount of indemnification which the Indemnifying Party is obligated to pay in respect of such Loss hereunder (in which event the amount of indemnification which the Injured Party shall be entitled to receive shall be reduced to an amount which the Injured Party would have been entitled to receive had such Notice of Claim been timely given).  The Injured Party shall use commercially reasonable efforts to mitigate any continuing Losses (including use of commercially reasonable efforts to obtain all insurance proceeds and indemnity payments available to the Injured Party).  The amount of any Loss payable hereunder shall be reduced to reflect any amounts (including insurance proceeds) recovered by the Buyer or its Affiliates from third parties after giving of a Notice of Claim and, if Dictaphone makes an indemnification payment hereunder for a Loss before the Buyer or its Affiliates recover any such amounts, then the Buyer shall, or shall cause its Affiliates to, reimburse Dictaphone for the amount of any such recovery.  If the Injured Party settles or compromises any third-party claim prior to giving a Notice of Claim to the Indemnifying Party in respect of the Loss relating to such third-party claim, the Indemnifying Party shall be released from its indemnity obligation in respect of such Loss.  A Notice of Claim shall specify in reasonable detail, to the extent known by the Injured Party, the nature and, to the extent reasonably calculable, estimated amount of any Loss giving rise to a claim for indemnification.  Dictaphone agrees that, notwithstanding Section 9.9 or any review, challenge or adjustment of the Estimated Closing Date Balance Sheet pursuant to Section 2.5(b), in the event a Notice of Claim by an Injured Party alleges a Loss by reason of a breach of representation or warranty by Dictaphone arising out of (a) a deficiency (in excess of any reserve in respect thereof or in respect of the line item on the Closing Date Balance Sheet related thereto) in the aggregate net book value of any category included on the Closing Date Balance Sheet (including Tangible Business Assets, Inventory or Accounts Receivable), (b) a deficiency (in excess of any reserve in respect thereof) in the aggregate dollar amount of the Product Backlog set forth in Section 3.25, without duplication, (c) a deficiency (in excess of any reserve in respect thereof) in the aggregate dollar amount of revenues of the Business set forth on Disclosure Schedule Section 3.4(a), or (d) Assumed Liabilities which should have been included on the Closing Date Balance Sheet in accordance with GAAP in excess of those included on the Closing Date Balance Sheet, then the Buyer shall be deemed to have suffered, and may claim, an amount of Loss equal to (w) the aggregate dollar amount of the deficiency in any category described in clause (a) above, (x) $0.75 for each dollar of any deficiency in the aggregate dollar amount of the Product Backlog described in clause (b) above, without duplication, (y) $0.55 for each dollar of any deficiency in the aggregate dollar amount of the revenues described in clause (c) above, and (z) $1.00 for each dollar of Assumed Liabilities that are actually paid which should have been included on the Closing Date Balance Sheet in accordance with GAAP in excess of those set forth on the Closing Date Balance Sheet, as the case may be, without regard to or limitation as a result of, in any case, any positive Net Adjusted Working Capital Level as of the Closing Date.  The Indemnifying Party shall satisfy its obligations under Section 9.1 or 9.2, as the case may be, in respect of a Loss within sixty (60) days after its receipt of a Notice of Claim; provided, however, that, for so long as the Indemnifying Party is disputing its indemnity obligation or defending a third-party claim in respect of such Loss in good faith pursuant to Section 9.4, its obligations to satisfy its indemnity obligations to the Injured Party with respect thereto shall be suspended until a final unappealable judgment of a court of competent jurisdiction is given in relation to the claim for indemnification or the third-party claim, as the case may be, relating to such Loss.  The Indemnifying Party shall have thirty (30) Business Days (or such shorter period of time within which the Injured Party may be required to respond to any Proceeding) after receipt of a Notice of Claim to notify the Injured Party (a) whether or not it disputes its indemnity obligation to the Injured Party with respect to such Notice of Claim and (b) whether it elects to defend a third-party claim in respect of the Loss described in such Notice of Claim pursuant to Section 9.4.

9.4           Defense of Third-Party Claims.  With respect to any third-party claim set forth in a Notice of Claim (a “Third-Party Claim”), the Indemnifying Party shall be obligated to assume the investigation and defense of such Third-Party Claim in good faith and at its own expense and the Injured Party may participate (but not control) in the defense of such Third-Party Claim and employ separate counsel of its choosing.  The Injured Party shall participate in any such defense at its expense unless the Indemnifying Party and the Injured Party are both named parties to the proceedings and the Injured Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate based on a written opinion of counsel due to actual or potential material differing interests between them.  So long as the Indemnifying Party is defending any such Third-Party Claim in accordance with this Section 9.4, the Injured Party shall not settle or compromise such Third-Party Claim without the consent of the Indemnifying Party.  If such Third-Party Claim is settled by the Injured Party without the Indemnifying Party’s consent, the Injured Party shall be deemed to have waived all rights to indemnification and all other remedies with respect to such Third-Party Claim, hereunder or otherwise.  The Indemnifying Party may settle or compromise such Third-Party Claim without the consent of the Injured Party, unless there will not be a complete release of the Injured Party in connection therewith, in which case the Indemnifying Party may not settle or compromise such Third-Party Claim without the consent of the Injured Party, which consent shall not be unreasonably withheld.  The Injured Party shall make available to the Indemnifying Party or its representatives all records and other materials reasonably required for use in investigating and defending any Third-Party Claim.  Subject to Sections 6.2 and 6.4, the Injured Party shall cooperate fully with the Indemnifying Party in the investigation and defense of all Third-Party Claims.  If the Indemnifying Party elects not to defend any Third-Party Claim, the Injured Party shall have no obligation to do so, but may investigate, defend, settle or compromise such Third-Party Claim at the sole risk and expense of the Indemnifying Party.  The Indemnifying Party will not, however, be responsible for any Losses if and to the extent that they arise from action taken or omitted to be taken by the Injured Party in bad faith, fraudulently, negligently or in breach of this Agreement by the Injured Party.

9.5           Survival of Representations and Warranties.  All of the representations and warranties made by any Party in Articles 3 and 4 shall survive for a period of eighteen (18) months following the Closing Date (and thereafter to the extent that a Notice of Claim is made prior to the expiration of such period with respect to a breach of any such representation or warranty occurring prior to such expiration, but only with respect to the Loss and the breach set out in such Notice of Claim); provided, however, that the representations and warranties contained in (a) Sections 3.1, 3.2, 3.3, 4.1 and 4.2 shall survive the Closing Date without any time limit, (b) Section 3.18 shall survive the Closing Date for a period of twenty-four (24) months following the Closing Date and (c) Section 3.6 shall survive with respect to any Tax described therein until the expiration of the statute of limitations (before giving effect to any extension or waiver in respect thereof) relating to such Tax.  No Injured Party shall be entitled to indemnification for breach of any representation and warranty set forth in Articles 3 and 4 unless a Notice of Claim in respect of such breach has been given to the Indemnifying Party within the period of survival of such representation and warranty as set forth herein.

9.6           Limitation on Indemnification.

(a)           The provisions for indemnity under Sections 9.1(b) and 9.2(b), as the case may be, shall be effective only when the aggregate amount of all Losses for which indemnification is sought from either Dictaphone or the Buyer, respectively, under such Sections exceeds Two Hundred Fifty Thousand U.S. Dollars (US$250,000) (the “Indemnity Threshold”), in which case the Injured Party shall be entitled to indemnification in respect of the Injured Party’s Losses only in excess thereof; provided, further, that any individual Loss for which indemnification is sought pursuant to Sections 9.1(a) or 9.2(b), as applicable, which is less than Ten Thousand U.S. Dollars (US$10,000) shall not be included in calculating whether and the extent to which the Indemnity Threshold has been reached or exceeded (other than Losses attributable to individual breaches of the representations and warranties set forth in Section 3.10(a), 3.10(b) or 3.15 , which individual breaches of any one such Section may be aggregated with other breaches (arising out of events or circumstances of the same type or class) of the same such Section).

(b)           The indemnification obligations of Dictaphone pursuant to Sections 9.1(a) and 9.1(b) shall be limited to Losses which, in the aggregate, do not exceed Four Million Five Hundred Thousand U.S. Dollars ($4,500,000) (the “Dictaphone Maximum Indemnity Amount”).  In no event shall Dictaphone be liable for indemnification of Losses under such Sections in excess of the Dictaphone Maximum Indemnity Amount.  The Dictaphone Maximum Indemnity Amount shall be reduced by the amount of Indemnification Escrowed Funds delivered to the Buyer pursuant to Section 2.7 and the Escrow Agreement, but shall not be reduced by any adjustment to the Purchase Price pursuant to Section 2.5(b).  Notwithstanding the foregoing, (A) Losses based upon (y) a breach of representation or warranty made pursuant to Sections 3.1, 3.2, 3.3 and 3.6 or (z) a breach of any covenant in this Agreement (other than a covenant made pursuant to Sections 6.1 or 6.8) shall not be limited to the Dictaphone Maximum Indemnity Amount and (B) the Dictaphone Maximum Indemnity Amount shall include an additional One Million U.S. Dollars ($1,000,000) for, but solely for, Losses based upon a breach of any representation, warranty or covenant made by a Seller in the Manufacturing Agreement.

(c)           The indemnification obligations of the Buyer pursuant to Sections 9.2(a) and 9.2(b) shall be limited to Losses which, in the aggregate, do not exceed Four Million Five Hundred Thousand U.S. Dollars ($4,500,000) (the “Buyer Maximum Indemnity Amount”) and in no event shall the Buyer be liable for indemnification of Losses under such Sections in excess of the Buyer Maximum Indemnity Amount.  Notwithstanding the foregoing, Losses based upon (y) a breach of representation or warranty made pursuant to Sections 4.1 and 4.2 or (z) a breach of any covenant in this Agreement shall not be limited to the Buyer Maximum Indemnity Amount.

(d)           Notwithstanding anything in this Agreement to the contrary, no Liability (other than Retained Liabilities), Contract or other matter shall constitute a breach of any representation or warranty of Dictaphone or entitle the Buyer to indemnification hereunder (i) if the Liability, Contract or other matter is specifically identified in the Disclosure Schedule, (ii) if the Liability, Contract or other matter is specifically identified in an amendment to the Disclosure Schedule identified as such and delivered to the Buyer and Buyer’s counsel at least one (1) Business Day prior to the Closing, or (iii) if Dictaphone otherwise cures such breach.

9.7           Characterization of Indemnity Payments.  Any indemnification payments made pursuant to this Agreement shall be considered, to the extent permissible under applicable Law, as adjustments to the Purchase Price for all Tax purposes.

9.8           Exclusive Remedy.  The indemnification provisions set forth in this Article 9 shall provide the sole and exclusive remedy for breaches of, or inaccuracies in, any covenant, agreement, representation or warranty set forth in this Agreement or any Related Agreement or any other agreement ancillary hereto executed pursuant to this Agreement and each Party on behalf of itself and its Affiliates hereby waives all statutory, common law and other claims with respect thereto, other than claims for indemnification pursuant to this Article 9.  Notwithstanding the foregoing, each Party and its Affiliates shall be entitled to such equitable remedies to which such Party or its Affiliates may otherwise be entitled, including the ability to apply to any court of competent jurisdiction for specific performance or injunctive relief.

9.9           Other Limitations.  Notwithstanding anything to the contrary contained herein, no Party or its Affiliates shall be liable to or otherwise responsible to the other Party or its Affiliates or any Injured Party for consequential, incidental, punitive or special damages or for diminution in value or lost profits that arise out or relate to this Agreement or any Related Agreement or any other agreement ancillary hereto executed pursuant to this Agreement or the performance or breach hereof or thereof or any liability retained or assumed hereunder or thereunder.

9.10         No Duplicative Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, to the extent that an adjustment has been made to the Purchase Price or any other payments hereunder for any matter hereunder, such matter shall, to the extent of such adjustment or other payment, not constitute a breach of any term or provision of this Agreement.

9.11         Annex 5.6(a) Representations and Warranties.  The representations and warranties set forth in clauses 12 through 20 of Annex 5.6(a) shall be treated as if they were representations and warranties of Dictaphone made in Article 3 for the purposes of this Agreement, including this Article 9.

ARTICLE 10

TERMINATION; SURVIVAL OF AGREEMENT

10.1         Termination.  Notwithstanding anything contained herein to the contrary, this Agreement may be terminated:

(a)           at the Closing or at any time prior thereto, by mutual written consent of Dictaphone and the Buyer;

(b)           by Dictaphone or the Buyer, as the case may be, if the other Party shall have breached any material provision of this Agreement and shall not have cured such breach within thirty (30) days of receiving notice of such breach from the non-breaching Party; and

(c)           at any time after the six month anniversary of the date of this Agreement (the “Termination Date”) and prior to the Closing, by Dictaphone or the Buyer, as the case may be, if (i) the Closing shall not have been consummated on or before the Termination Date and (ii) the failure to consummate the Closing on or before the Termination Date did not result from the failure by the Party seeking to exercise its right to terminate this Agreement to perform, satisfy or comply with any agreement, covenant or condition contained in this Agreement required to be performed, satisfied or complied with prior to the Closing by such Party.

10.2         Survival of Agreement.  If this Agreement is terminated pursuant to Section 10.1, this Agreement, except for the provisions of Sections 6.3(a), 6.3(c) and this Section 10.2 and Article 11, shall become null and void and have no further force or effect and neither the Parties nor any of their respective shareholders, directors, officers, employees, agents, representatives, consultants, subsidiaries or Affiliates shall have any liability in respect of such termination other than (i) as set forth in this Section 10.2 or (ii) any Liability of the Buyer or Dictaphone, as the case may be, for breaches of this Agreement occurring prior to such termination.

ARTICLE 11

MISCELLANEOUS PROVISIONS

11.1         Expenses.  Except as otherwise provided in this Agreement and regardless of whether the transactions contemplated by this Agreement are consummated, each Party agrees to pay all expenses, fees and costs (including, without limitation, legal, accounting and consulting expenses) incurred by it in connection with the transactions contemplated hereby.

11.2         Notice.  All notices, requests, demands and other communications required or permitted under this Agreement shall be given or made in writing and shall be deemed to have been duly given and made (i) in the case of personal delivery or delivery by facsimile or email, on the date of such delivery, (ii) in the case of delivery by a nationally-recognized overnight courier, on the next Business Day following dispatch and (iii) in the case of mailing, by certified mail, return receipt requested, postage prepaid, on the third Business Day following such mailing, in each case addressed at the mailing or email address or facsimile number shown in this Section 11.2 for, or such other address as may be designated in writing hereafter by such, Party:

If to the Buyer or any Buyer Affiliate:

Nice Systems Inc. 301 Route 17, 10th Floor Rutherford, New Jersey 07070 Telephone: 201-964-2600 Fax: 201-964-2610 Attention: David Z. Ottensoser, Esq.

With copies to:

Brown Raysman Millstein Felder & Steiner LLP 900 Third Avenue New York, New York 10022 Telephone: 212-895-2310 Fax: 212-895-2900 Email: dscherzer@brownraysman.com Attention: Dov H. Scherzer, Esq.

And:

Telephone: 212-895-2240 Fax: 212-895-2900 Email: dwarburg@brownraysman.com Attention: David M. Warburg, Esq.

If to Dictaphone or any Selling Subsidiary:

Dictaphone Corporation 3191 Broadbridge Avenue Stratford, Connecticut 06614 Telephone: 203-381-4555 Fax: 203-683-3279 Email: scott.bloom@dictaphone.com Attention: General Counsel

With copies to:

Kelley Drye & Warren LLP Two Stamford Plaza 281 Tresser Boulevard Stamford, Connecticut 06901 Telephone: 203-351-8032 Fax: 203-327-2669 Email: mrbarker@kelleydrye.com Attention: M. Ridgway Barker

11.3         Entire Agreement.  This Agreement, the letter agreement, dated as of the date hereof, regarding certain costs, between the Buyer and Dictaphone, and the letter agreement referenced in Section 5.1(c) embody the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings relative to such subject matter.

11.4         Severability.  Except as otherwise provided in Section 6.5(c), if any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or shall become invalid or unenforceable as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, as long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the Parties as evidenced hereby.

11.5         Assignment; Binding Agreement.  This Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties and their successors and permitted assigns.  Neither this Agreement nor any of the rights or obligations hereunder shall be transferred, delegated or assigned by either of the Parties without the prior written consent of the other Party (which consent shall not be unreasonably withheld), except that (a) prior to or after Closing, Buyer shall have the right to transfer and assign its rights (and delegate its obligations and liabilities) hereunder to any of Buyer’s Affiliates and (b) commencing ninety (90) days after Closing, Dictaphone shall have the right to transfer and assign its rights (and delegate its obligations and liabilities) hereunder (i) to any Person who is the acquiror in a sale or other disposition of a majority of Dictaphone’s businesses or assets, (ii) as security for any financing of Dictaphone or its Affiliates or of an acquiror of a majority of Dictaphone’s businesses or assets, and (iii) to any of Dictaphone’s Affiliates.  No such assignment, transfer or delegation shall relieve the Buyer or Dictaphone, as applicable, of any of their respective liabilities or obligations hereunder.  Notwithstanding the foregoing, no assignment or transfer shall be made of such rights unless the assignee also expressly assumes all obligations and liabilities of the assigning Party under this Agreement and the Related Agreements (other than the Manufacturing Agreement and any Related Agreement that has expired or been terminated and the Trademark License Agreement to the extent that it has otherwise been assigned), provided, however, that the Technology License Agreement (or the appropriate parts thereof) may be separately assigned or transferred to no more than two Persons as part of a sale or other disposition of a majority of the businesses or assets of Integrated Voice Systems or Healthcare Solutions Group and, for the avoidance of doubt, a Dictaphone Successor shall assume the obligations under Sections 5.7 and 6.5 as a Dictaphone Successor.  Any assignment in violation of the foregoing shall be null and void.

11.6         Counterparts.  This Agreement may be executed simultaneously in multiple counterparts, and in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

11.7         Headings; Interpretation.  The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  Each reference in this Agreement to an Article, Section, Disclosure Schedule, Annex or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Disclosure Schedule, Annex or Exhibit attached to this Agreement, respectively.  References herein to “days”, unless otherwise indicated, shall mean consecutive calendar days.  All Parties have participated substantially in the negotiation and drafting of this Agreement and no ambiguity herein should be construed against the draftsman.

11.8         Governing Law.  This Agreement shall be governed by, and construed in accordance with, the law of the State of New York applicable to contracts to be carried out wholly within such State.

11.9         Dispute Resolution.

(a)           Except as otherwise provided in this Section 11.9, the Parties will attempt in good faith to resolve any controversy or claim between them arising out of or relating to this Agreement, including any dispute relating to the negotiation, formation, execution or delivery of this Agreement (a “Dispute”), promptly by negotiations.

(b)           Notice of any Dispute must be given in writing and delivered to the other Party and may request the other Party to meet at a mutually agreeable time and place.  Each Party to the Dispute must designate an executive and require him or her to meet at least once within the first fifteen (15) days after the delivery of the written notice and attempt to resolve the Dispute.

(c)           If the matter has not been resolved within fifteen (15) days of delivery of the written notice described in this Section 11.9, the Dispute shall be settled by arbitration in accordance within the commercial arbitration rules (the “AAA Rules”) of the American Arbitration Association (“AAA”).  The arbitration proceeding, including the rendering of an award, shall take place in New York County, New York, and shall be administered by the nearest AAA office.

(d)           The arbitral tribunal shall be appointed within thirty (30) days of the notice of the Dispute and shall consist of three (3) arbitrators, one of whom shall be appointed by the Buyer, one by Dictaphone, and the third, jointly, by both the Buyer and Dictaphone; provided, however, if the Buyer and Dictaphone do not select the third arbitrator within such thirty-day period, such arbitrator shall be chosen by the AAA as soon as practicable following notice to the AAA by either of the Parties of their inability to choose the third arbitrator.

(e)           Notwithstanding anything contained in the AAA Rules to the contrary: (i) each Party shall be allowed to conduct discovery through written requests for information, document requests, requests for stipulations of fact, and depositions; (ii) the nature and extent of such discovery shall be determined by the arbitration panel, taking into account the needs of the Parties and the desirability of making discovery expeditious and cost-effective; (iii) the arbitration panel may issue orders to protect the confidentiality of information to be disclosed in discovery; and (iv) the arbitration panel’s discovery rulings may be enforced in any court of competent jurisdiction.  All hearings shall be conducted on an expedited schedule, and all proceedings shall be confidential.  Either Party may at its expense make a stenographic record thereof.

(f)            The award of the arbitral tribunal shall be final, except as otherwise provided by the laws of the State of New York and the federal laws of the United States to the extent applicable.  Judgment upon such award may be entered by the prevailing Party in any court having jurisdiction.

(g)           The award of the arbitral tribunal may be alternatively or cumulatively for monetary damages, an order requiring the performance of non-mandatory obligations or any other appropriate order or remedy, including injunction and specific performance.  The arbitral tribunal may issue interim awards and order any provisional measures which should be taken to preserve the respective rights of either Party.  Notwithstanding anything contained in this Section 11.9 or the AAA Rules to the contrary, the arbitrators shall not make any award in breach of or inconsistent with Article 9 and Section 2.5.

(h)           The cost of the arbitration proceeding, including reasonable attorney’s fees for all Parties, if there are any, shall be paid by the non-prevailing Party as determined by the arbitral tribunal.

(i)            Notwithstanding any other provision in this Agreement, any Party may seek and obtain damages and injunctive and other equitable relief from a court of competent jurisdiction without resorting to negotiations or arbitration for any dispute related to Section 6.3 or 6.5.

(j)            The provisions of this Section 11.9 shall not be applicable to disputes which are specifically designated as being subject to the dispute resolution provisions of Section 2.5(b)(iv).

11.10       Disclosure Schedule Generally.  The information furnished in the Disclosure Schedule is arranged in sections corresponding to the Sections of this Agreement, and the disclosures in any section of the Disclosure Schedule shall qualify (i) the corresponding Section of this Agreement and (ii) other Sections of this Agreement to the extent (notwithstanding the absence of a specific cross-reference), that it is clear from a reasonable reading of the Disclosure Schedule and such other Sections of this Agreement that such disclosure is also applicable to such other Sections of this Agreement.  The Disclosure Schedule and the information and disclosures contained in the Disclosure Schedule is intended only to qualify and limit the representations and warranties of Dictaphone contained in this Agreement and shall not be deemed to expand in any way the scope of any such representation or warranties.

The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment that such information is material or outside the Ordinary Course or as to any violation of any Law or Contract.

11.11       No Third-Party Beneficiaries or Other Rights.  Nothing herein shall grant to or create in any Person not a party hereto (other than an Injured Party and other than an Affiliate where expressly provided), including an employee of Dictaphone or the Buyer, any right to any benefits hereunder, and no such Person shall be entitled to sue either Party with respect thereto.  The representations and warranties contained in this Agreement are made for purposes of this Agreement only and shall not be construed to confer any additional rights on the Parties under applicable state, federal or foreign securities laws.

11.12       Amendments; Waivers.  Any of the provisions of this Agreement may be amended, modified or waived only by a written instrument signed by an authorized executive officer of each of the Parties.  The failure of any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision.  No waiver of any breach of, or noncompliance with, this Agreement shall be held to be a waiver of any other or subsequent breach or noncompliance.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first above written.

NICE SYSTEMS INC.

By:
Name:
Title:

DICTAPHONE CORPORATION

By:
Name:
Title:

i

TABLE OF EXHIBITS, ANNEXES AND SCHEDULES

Exhibits

Exhibit A	Form of Manufacturing Agreement
Exhibit B	Form of Technology License Agreement
Exhibit C	Form of Trademark License Agreement
Exhibit D	Form of Transition Services/Shared Services Agreements
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Subsidiary Asset Purchase Agreement
Exhibit G	Amendment to OSS Agreement
Exhibit H	Form of Termination Agreement

Annexes

Annex 1.5	Types of Accrued Expenses
Annex 1.38(i)	EU Employees
Annex 1.38(ii)	Swiss Employees
Annex 1.38(iii)	Canadian Employees
Annex 1.38(iv)	Singapore Employees
Annex 1.62(i)	Dictaphone Knowledge Persons
Annex 1.62(ii)	Buyer Knowledge Persons
Annex 1.91	Retained Employees
Annex 2.1(a)	Tangible Business Assets
Annex 2.1(b)	Inventory
Annex 2.1(c)	Business Intellectual Property
Annex 2.1(d)	Assigned Contracts
Annex 2.1(i)	Retained Rights to Refunds and Set Offs
Annex 2.1(k)	Other Assets
Annex 2.2	Excluded Assets
Annex 2.3(g)	Letters of Credit
Annex 2.4(c)	Intracompany and Intercompany Payables
Annex 5.1(d)	Key Employees
Annex 5.6(a)	Provisions Relating to EU Employees and Swiss Employees
Annex 6.9(a)	Renegotiation of Certain Contracts
Annex 6.9(b)	Obtained Consents
Annex 6.10	Certain Patents
Annex 6.13	Procedures Relating to Accounts Payable and Accrued Expenses

Disclosure Schedules

Section 3.1(c)	Dictaphone Consents
Section 3.3	Possession of Assets
Section 3.4(a)	Other Financial Information
Section 3.4(b)	Exceptions to Audited Financial Statements
Section 3.4(d)	Warranties
Section 3.5	Absence of Certain Developments
Section 3.6	Taxes
Section 3.7(a)	Insurance Policies
Section 3.7(b)	Self-Insurance Arrangements
Section 3.8	Litigation
Section 3.9	Product Liability Claims
Section 3.10(a)	Inventory Defects
Section 3.10(b)	Notes and Accounts Receivable Defects
Section 3.11	Condition of Personal Property
Section 3.13(a)	Material Contracts
Section 3.13(b)	Unenforceable Contracts
Section 3.14	Licenses and Permits
Section 3.15	Undisclosed Liabilities
Section 3.16	Compliance with Laws
Section 3.17	Environmental Matters
Section 3.18(b)	Material Claims Against Validity or Ownership of Business Intellectual Property
Section 3.18(c)	Third Party Infringement of Business Intellectual Property
Section 3.18(d)	Third Party Intellectual Property Agreements
Section 3.18(e)	Oral Agreements Regarding Business Intellectual Property
Section 3.18(f)(i)	Patent Due Dates
Section 3.18(f)(ii)	Patent Application Due Dates
Section 3.18(f)(iii)	Design Patent Due Dates
Section 3.18(f)(iv)	Trademark Registration and Application Due Dates
Section 3.18(g)	Material Actions Relating to Intellectual Property
Section 3.18(i)	Infringed Intellectual Property
Section 3.18(j)	Infringement of Third Party Rights
Section 3.18(m)	Trademark Issues
Section 3.18(r)	Source Code Licenses
Section 3.19	Employee Matters
Section 3.20	Employee Benefit Plans
Section 3.24(a)	Major Customers
Section 3.24(c)	Restrictive Agreements
Section 3.25	Product Backlog
Section 4.1	Buyer Consents
Section 6.4(a)	Jurisdictions Where No Filing Required

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